Exhibit 10.1

ASSET PURCHASE AGREEMENT
BY AND AMONG
AM RETAIL GROUP, INC.
AND
WILSONS THE LEATHER EXPERTS, INC.
ROSEDALE WILSONS, INC.
WILSONS LEATHER OF DELAWARE INC.
RIVER HILLS WILSONS, INC.
WILSONS LEATHER OF FLORIDA INC.
WILSONS LEATHER DIRECT INC.
WILSONS LEATHER OF GEORGIA INC.
WILSONS LEATHER OF ALABAMA INC.
WILSONS LEATHER OF INDIANA INC.
WILSONS LEATHER OF CONNECTICUT INC.
WILSONS LEATHER OF IOWA INC.
WILSONS LEATHER OF LOUISIANA INC.
WILSONS LEATHER OF NEW JERSEY INC.
WILSONS LEATHER OF MARYLAND INC.
WILSONS LEATHER OF NEW YORK INC.
WILSONS LEATHER OF MASSACHUSETTS INC.
WILSONS LEATHER OF NORTH CAROLINA INC.
WILSONS LEATHER OF MICHIGAN INC.
WILSONS LEATHER OF OHIO INC.
WILSONS LEATHER OF MISSISSIPPI INC.
WILSONS LEATHER OF PENNSYLVANIA INC.
WILSONS LEATHER OF MISSOURI INC.
WILSONS LEATHER OF SOUTH CAROLINA INC.
WILSONS LEATHER OF TENNESSEE INC.
WILSONS LEATHER OF WISCONSIN INC.
WILSONS LEATHER OF TEXAS INC.
WILSONS LEATHER OF VIRGINIA INC.
WILSONS LEATHER HOLDINGS INC.
BERMANS THE LEATHER EXPERTS INC.

TABLE OF CONTENTS

ARTICLE 1 PURCHASE OF ACQUIRED ASSETS AND RELATED TERMS		1
1.1	Certain Definitions Relating to Transactions	1
1.2	Sale and Purchase of Acquired Assets	6
1.3	Unassignable Contracts and Related Matters	6

ARTICLE 2 PURCHASE PRICE AND ADJUSTMENT		7
2.1	Purchase Price	7
2.2	Calculation of Estimated Purchase Price for Closing	7
2.3	Payment of Estimated Purchase Price at Closing and Related Payments	7
2.4	Purchase Price Adjustment	8

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF EACH SELLER		11
3.1	Organization and Good Standing	11
3.2	Authority and Authorization	11
3.3	Organizational Documents	11
3.4	Ownership of Sellers	12
3.5	Conflicts and Consents	12
3.6	Financial Information and Undisclosed Liabilities	12
3.7	Taxes	13
3.8	Litigation and Orders	14
3.9	Compliance with Law	14
3.10	Contracts	14
3.11	Certain Assets	17
3.12	Certain Business Relationships	17
3.13	Certain Payments	17
3.14	Real Property	18
3.15	Environmental Matters	18
3.16	Intellectual Property	19
3.17	Treatment of Acquired Assets and Source Code	20
3.18	Privacy and Data Security Matters	21
3.19	Insurance	22
3.20	Absence of Certain Events	22
3.21	Employee Benefits	23
3.22	Employees and Labor Relations	24
3.23	Suppliers	25
3.24	Brokers	25
3.25	Projections	25
3.26	Disclosure	26
3.27	Certain General Exceptions	26

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER		26
4.1	Organization and Good Standing	26
4.2	Authority and Authorization	26
4.3	Conflicts and Consents	26
4.4	Litigation and Orders	27
4.5	Availability of Funds	27
4.6	Forward-Looking Statements	27

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4.7	Brokers	27
4.8	Capitalization	27

ARTICLE 5 CERTAIN COVENANTS		27
5.1	No Liability for Unobtained Consents and Governmental Permits	27
5.2	Access to Information	28
5.3	Further Assurances	29
5.4	Confidentiality and Publicity	29
5.5	Employee Matters	30
5.6	Mail, Receivables and Other Items to be Given to Proper Party	34
5.7	Transfer Taxes	34
5.8	Covenant Not to Compete and Related Covenants	34
5.9	Intercompany Accounts	35
5.10	Bulk Sales Laws	35
5.11	License Back and Name Changes	35
5.12	Transition Services	36
5.13	Insurance and Insurance Proceeds	37
5.14	Substitution of Seller Collateral	37
5.15	Customer Data	38
5.16	Transaction Confidentiality Agreements	38
5.17	Post-Closing Releases of Sellers	38
5.18	Certain Obligations Regarding Customers	38
5.19	Closing Date Financial Statements	40
5.20	SEC and National Securities Exchange Requirements	40
5.21	Tax Proceedings	40
5.22	Cooperation Regarding Certain Intellectual Property	41
5.23	License Back of Certain Software	41
5.24	Filing of Releases of Security Interests	41
5.25	Certain Undelivered Inventory	41
5.26	Vendor Matters	42
5.27	Credit Card and Bank Account Matters	43
5.28	Liens	43
5.29	Racking in Sellers Distribution Facility	44
5.30	Landlord Retention Amount	44
5.31	Certain Lease Matters	44

ARTICLE 6 CLOSING, AND CLOSING DELIVERIES		45
6.1	Closing	45
6.2	Closing Deliveries by Sellers	45
6.3	Closing Deliveries by Buyer	46

ARTICLE 7 CONDITIONS TO OBLIGATIONS TO CLOSE		47
7.1	Conditions to Obligation of Buyer to Close	47
7.2	Conditions to Obligation of Sellers to Close	48

ARTICLE 8 INDEMNIFICATION AND RESOLUTION OF CERTAIN DISPUTES		48
8.1	General	48
8.2	Indemnification	48
8.3	Certain Limitations and Other Matters Regarding Claims	49
8.4	Certain Survival Periods	51

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8.5	Notice of Claims and Procedures	51
8.6	Reduction for Insurance, Taxes and Other Offsets	53
8.7	Subrogation	53
8.8	Effect of Purchase Price Adjustment	53
8.9	Indemnification Adjusts Purchase Price for Tax Purposes	54
8.10	Effect of Officer’s Certificates	54

ARTICLE 9 CERTAIN GENERAL TERMS AND OTHER AGREEMENTS		54
9.1	Notices	54
9.2	Expenses	54
9.3	Interpretation; Construction	55
9.4	Parties in Interest; No Third-Party Beneficiaries	56
9.5	Governing Law	56
9.6	Jurisdiction, Venue and Waiver of Jury Trial	56
9.7	Entire Agreement; Amendment; Waiver	56
9.8	Assignment; Binding Effect	56
9.9	Severability; Blue-Pencil	57
9.10	Counterparts	57
9.11	Disclosure Schedules	57

ARTICLE 10 CERTAIN DEFINITIONS		57
Exhibits

Exhibit 1.1(a)(1)	Assumed Contracts
Exhibit 1.1(a)(6)	Intellectual Property in Acquired Assets
Exhibit 1.1(b)(1)	Certain Excluded Contracts
Exhibit 1.1(b)(15)	Certain Excluded Assets
Exhibit 2.2	Sellers’ Calculation of Estimated Purchase Price and Other Payments
Exhibit 2.3	Landlord Payment Schedule
Exhibit 2.4(j)	Allocation of Purchase Price
Exhibit 5.5(a)	Certain Eligible Employees and Non-Eligible Employees
Exhibit 5.12-1	Transition Services Agreement for Services to Seller
Exhibit 5.12-2	Transition Services Agreement for Services to Buyer
Exhibit 5.14	Letters of Credit
Exhibit 6.2(a)	Bill of Sale, Assignment and Assumption Agreement
Exhibit 6.2(b)(1)	Trademark Assignment
Exhibit 6.2(b)(2)	Domain Name Assignment
Exhibit 6.2(g)	Assignment and Assumption Agreement for Leases
Exhibit 7.1(b)	Encumbrances to be Released
Exhibit 10	Outlet Stores

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ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into effective as of July 8, 2008, by and among AM Retail Group, Inc., a Delaware corporation (“Buyer”), Wilsons The Leather Experts Inc., a Minnesota corporation (“Parent”), Rosedale Wilsons, Inc., a Minnesota corporation, Wilsons Leather of Delaware Inc., a Delaware corporation, River Hills Wilsons, Inc., a Minnesota corporation, Wilsons Leather of Florida Inc., a Florida corporation, Wilsons Leather Direct Inc., a Delaware corporation, Wilsons Leather of Georgia Inc., a Georgia corporation, Wilsons Leather of Alabama Inc., an Alabama corporation, Wilsons Leather of Indiana Inc., an Indiana corporation, Wilsons Leather of Connecticut Inc., a Connecticut corporation, Wilsons Leather of Iowa Inc., an Iowa corporation, Wilsons Leather of Louisiana Inc., a Louisiana corporation, Wilsons Leather of New Jersey Inc., a New Jersey corporation, Wilsons Leather of Maryland Inc., a Maryland corporation, Wilsons Leather of New York Inc., a New York corporation, Wilsons Leather of Massachusetts Inc., a Massachusetts corporation, Wilsons Leather of North Carolina Inc., a North Carolina corporation, Wilsons Leather of Michigan Inc., a Michigan corporation, Wilsons Leather of Ohio Inc., an Ohio corporation, Wilsons Leather of Mississippi Inc., a Mississippi corporation, Wilsons Leather of Pennsylvania Inc., a Pennsylvania corporation, Wilsons Leather of Missouri Inc., a Missouri corporation, Wilsons Leather of South Carolina Inc., a South Carolina corporation, Wilsons Leather of Tennessee Inc., a Tennessee corporation, Wilsons Leather of Wisconsin Inc., a Wisconsin corporation, Wilsons Leather of Texas Inc., a Texas corporation, Wilsons Leather of Virginia Inc., a Virginia corporation, Wilsons Leather Holdings Inc., a Minnesota corporation, and Bermans The Leather Experts Inc., a Delaware corporation (each such Person, other than Buyer, is a “Seller”, and collectively, such Persons are “Sellers”). Certain capitalized terms used in this Agreement are defined in Article 10.
Recitals
     A. Sellers, collectively, are engaged in the business of selling leather outerwear, accessories and apparel through mall stores, airport stores and outlet stores and on the internet.
     B. Sellers, collectively, desire to sell, convey, transfer and assign to Buyer, and Buyer desires to purchase from Sellers, certain assets of the Outlet Business (which includes Sellers’ e-commerce business as described herein), upon and subject to the terms herein.
Agreement
     In consideration of the foregoing and the representations, warranties, covenants and agreements in this Agreement, each Party hereby agrees as follows:
ARTICLE 1
PURCHASE OF ACQUIRED ASSETS AND RELATED TERMS
     1.1 Certain Definitions Relating to Transactions. For purposes of this Agreement, the following definitions apply:
          (a) Acquired Assets Defined. “Acquired Assets” means, under and subject to the terms herein, all right, title and interest of each Seller, in each case as of the Effective Time, in and to each item listed below in this Section 1.1(a), except that no Excluded Asset is an

Acquired Asset. The Acquired Assets include the following (to the extent not expressly listed as an Excluded Asset):
               (1) each Assumed Contract (with “Assumed Contract” meaning, other than any Excluded Contract, each Contract to which any Seller is a party that is (i) listed or referred to on Exhibit 1.1(a)(1), (ii) Principally Related to the Outlet Business that is terminable at will or upon not more than 90 days’ notice by the applicable Seller without any Liability or other obligation of such Seller (other than with respect to actions before the termination thereof), (iii) Principally Related to the Outlet Business that involves aggregate future payments of less than $10,000 or (iv) orders for merchandise inventory, materials or supplies with respect to the Outlet Business for which the associated value is not included in the calculation of Final Transferred Inventory, other than orders for any Undelivered Inventory (it being acknowledged that (A) any such item that Buyer pays for under such an order in this clause (iv) is an asset of Buyer and (B) if such associated value was included in the calculation of Final Transferred Inventory, then the applicable Seller would retain the associated payment obligation to the applicable third party under such order);
               (2) all furniture, fixtures, improvements and equipment (including computer equipment, but excluding any related software or information except to the extent any right, title or interest in or to any such software or information is an Acquired Asset pursuant to another clause in this Section 1.1(a)) (A) physically located in any Outlet Store, Sellers Distribution Facility or, except as stated in Section 1.1(b)(12) and 1.1(b)(15), Seller’s Headquarters at the Effective Time or (B) wherever physically located that are Principally Related to the Outlet Business;
               (3) all merchandise inventory that, at the Effective Time, is (A) located in any Outlet Store (or in such Outlet Store’s storage space), (B) located in Sellers Distribution Facility (or in transit from Sellers Distribution Facility to an Outlet Store) that has a SKU and location identifier designating such inventory for sale in any Outlet Store, (C) located at (or in transit from Sellers Distribution Facility to) the third party fulfillment center engaged by Sellers that is designated for sale in Sellers’ e-commerce business or (D) located in Sellers Distribution Facility that has a SKU and location identifier designating such inventory for sale in Sellers e-commerce business (provided, however, that the merchandise inventory (x) in such clauses (a)(3)(C) and (a)(3)(D) does not include any merchandise inventory with respect to which, at the Effective Time, a customer of a Seller has ordered such inventory and such inventory has not yet shipped to such customer and (y) does not include any inventory on order (or in transit) for sale in any Outlet Store or in Sellers e-commerce business, in each case which, at the Effective Time, has not been previously delivered to Sellers Distribution Facility or a third party fulfillment center engaged by Sellers that is designated for sale in Sellers’ e-commerce business (collectively, the “Undelivered Inventory”), which Undelivered Inventory will be subject to Section 5.25));
               (4) all office materials or supplies (other than inventory defined as an Acquired Asset pursuant to clause (a)(3) above) located in, or on order for, any Outlet Store (or in such Outlet Store’s storage space) at the Effective Time, including routine office supplies, bags, boxes and similar items Principally Related to the Outlet Business

(except for office materials and supplies that are located in Sellers Distribution Facility and are not “Wilsons Leather” branded, which office materials and supplies are not Acquired Assets);
               (5) all Register Cash (with “Register Cash” meaning any currency or coin, but not checks, money orders or similar draft instruments, in each case to the extent physically located at any Outlet Store at the Effective Time that is held at such Outlet Store for actual use in transactions with customers in such Outlet Store’s operations during the next day after the Cut-Off Date that such Outlet Store is open in the Ordinary Course of Business of the applicable Seller);
               (6) all Intellectual Property listed in Exhibit 1.1(a)(6);
               (7) all leasehold improvements in any Outlet Store (subject to the terms hereof and any applicable Real Property Lease);
               (8) all rights Principally Related to the Outlet Business under any representation, warranty or guarantee by any manufacturer or supplier to the Outlet Business to the extent with respect to any of the Acquired Assets or Assumed Liabilities;
               (9) all goodwill, going concern value and enterprise value Principally Related to the Outlet Business;
               (10) all of the following, to the extent Principally Related to the Outlet Business and in existence: (A) sales records, accounting records, records of purchases by any Seller and supplier lists and correspondence with supplier and potential suppliers; (B) customer lists and related records and correspondence with customers and potential customers and all related documents, to the extent permitted by Applicable Law and to the extent contemplated in, and subject to, Section 5.15; (C) advertising and promotional materials; (D) records regarding any examination by a Governmental Authority; (E) personnel and payroll records of Transferred Employees, to the extent permitted by Applicable Law; and (F) general correspondence and any similar document or record;
               (11) all of the following that is with respect to any Outlet Store, Sellers Headquarters or Sellers Distribution Facility: (A) telephone numbers, including cellular telephone numbers (but only to the extent such cellular telephone number is issued to any Transferred Employee); (B) facsimile numbers; (C) postal addresses; and (D) postal boxes;
               (12) subject to Section 2.4(i), all of the following: (A) security deposits given to any landlord under any Real Property Lease; and (B) Prepaid Items;
               (13) all Permits and rights and privileges associated with such Permits, in each case to the extent both transferable and solely used with respect to Sellers Distribution Facility or any Outlet Store;
               (14) a pro rata portion (as contemplated in Section 2.4(i)) of all claims and rights of any Seller with respect to Tax refunds, Tax credits and Tax deposits, in each case only with respect to Real Property Lease Taxes; and

               (15) all other assets (other than any asset that is excluded pursuant to any of the preceding clauses in this Section 1.1(a) or any other Excluded Asset) that are, at the Effective Time, Principally Related to the Outlet Business, whether or not located in any Outlet Store.
          (b) Excluded Assets Defined. “Excluded Assets” means, under and subject to the terms herein, all assets in or to which any Seller has any right, title or interest that are not described in Section 1.1(a) or are otherwise excluded from the Acquired Assets by any other term herein. The Excluded Assets include each item listed below in this Section 1.1(b) (and all right title and interest of any Seller, or any Affiliate of any Seller, in or to any such item listed below):
               (1) each Contract to which any Seller is a party that is not an Assumed Contract (each such Contract, including any Contract for any Intercompany Service and each Contract listed in Exhibit 1.1(b)(1), is an “Excluded Contract”);
               (2) all minute books, ownership records and seals of any Seller and all other documents relating to the organization, maintenance or existence of any Seller;
               (3) all bank accounts, cash accounts, investment accounts, deposit accounts, lockboxes and similar accounts of Sellers;
               (4) all cash, cash equivalents, checks and similar instruments (whether or not cleared) and short-term securities of Sellers, in each case other than any Register Cash;
               (5) all accounts receivable, including credit card-related receivables for sales of Sellers before the Effective Time;
               (6) (A) all Taxpayer and other identification numbers of Sellers; (B) all Tax Returns and Tax records of Sellers; and (C) duplicate copies of all books and records that are an Acquired Asset (including any such item that any Seller or any Affiliate of any Seller is required to retain in its possession by any Governmental Authority);
               (7) all claims and rights of any Seller with respect to: (A) Tax refunds, Tax credits and Tax deposits, in each case other than with respect to Real Property Lease Taxes to the extent stated in Section 1.1(a)(14); and (B) Tax loss carry forwards;
               (8) all insurance policies and insurance coverage and all rights in connection therewith;
               (9) all Seller Plans and all rights in connection with and assets of any Seller Plan;
               (10) all rights of any Seller under this Agreement or any other Contract or item executed or delivered by or on behalf of any Party in connection with the transactions contemplated under this Agreement;
               (11) any equity interest or other security of any kind (or right to receive any equity interest or other security) in or of any Person (including any Seller);

               (12) any asset physically located at Sellers Headquarters that is not Principally Related to the Outlet Business or physically located at any store of any Seller that is not an Outlet Store (for the avoidance of doubt, for each employee who is not an Eligible Employee, any asset issued to such employee or any asset that is primarily used by such employee in the performance of such employee’s employment duties for a Seller is an Excluded Asset, including any personal desktop or laptop computer, pager, cellular telephone, BlackBerry or other telephone, desk or other office furniture or equipment);
               (13) all of the following that is not with respect to any Outlet Store, Sellers Headquarters or Sellers Distribution Facility: (A) telephone numbers, including cellular telephone numbers issued to employees that are not a Transferred Employee; (B) facsimile numbers; (C) postal addresses; and (D) postal boxes;
               (14) all inventory, materials or supplies not defined as an Acquired Asset pursuant to Section 1.1(a)(3) or 1.1(a)(4), including all leather or any, if any, other production materials or sub-materials that, at the Effective Time, is in the possession of any Seller that has not yet been manufactured into a product for sale (provided that Undelivered Inventory will be subject to Section 5.25);
               (15) any other asset listed in Exhibit 1.1(b)(15); or
               (16) all leasehold improvements, other than leasehold improvements in any Outlet Store.
          (c) Assumed Liabilities Defined. “Assumed Liabilities” means, under and subject to the terms herein, only those Liabilities and other obligations of any Seller arising out of, relating to or resulting from any Assumed Contract (including any Real Property Lease) that is, by the terms of such Assumed Contract, to be paid, performed, satisfied or observed after the Effective Time.
          (d) Assumption of Assumed Liabilities; Non-Assumption of Other Liabilities. Under and subject to the terms of this Agreement, Buyer hereby assumes, effective as of the Effective Time, and agrees to pay, perform and satisfy when due, and observe fully and timely, all Assumed Liabilities (as defined above). Except as specifically set forth in this Section 1.1(d) or to the extent expressly stated in this Agreement or any Ancillary Document, Buyer expressly does not, and shall not, assume or be deemed to have assumed under this Agreement or by reason of any transaction contemplated hereunder, any debts, liabilities (contingent or otherwise) or obligations of any of the Sellers of any nature whatsoever. The Assumed Liabilities shall not include (i) subject to Section 2.4(i), any debts, liabilities (contingent or otherwise) or obligations of any of the Sellers (including, without limitation, trade accounts payable and liabilities that should be accrued in accordance with GAAP up to and including the Effective Time) arising out of any Contract that is not an Assumed Contract (with the Parties acknowledging that that any Contract Principally Related to the Outlet Business that is required to be listed on Exhibit 1.1(a)(1) to avoid a breach of the first sentence of Section 3.10(b), but is not listed on Exhibit 1.1(a)(1) (regardless of any Knowledge thereof on the part of Buyer), is not an Assumed Contract and no right, title or interest therein is an Acquired Asset), (ii) any liabilities of Sellers arising from customer complaints or any related customer chargebacks (including all deductions of any kind) relating to the Outlet Business prior to the Effective Time

(except to the extent provided in Section 5.18), (iii) except as otherwise specified in this Agreement, any liability or obligation for Taxes of Sellers, whether or not accrued, assessed or currently due and payable, including without limitation any liability for Taxes (A) of Sellers, whether or not it relates to the operation of Sellers’ businesses, (B) of Sellers arising from the operation of Sellers’ business or the ownership of the Acquired Assets prior to the Effective Time, or (C) of Sellers arising out of the consummation of the transactions contemplated hereby (for purposes of this Section 1.1(d), all real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Acquired Assets for a Tax period that includes (but does not end on) the Cut-Off Date shall be apportioned between Sellers and Buyer based upon the number of days of such period included in the Tax period before (and including) the Cut-Off Date and the number of days of such Tax period after the Cut-Off Date), (iv) any Liability or other obligation of any Seller (A) under any Seller Plan or (B) to or with respect to any current or former employee of any Seller, or (v) other than under Section 2.4(i) and any related payment hereunder, any Liability or other obligation of any Seller under any Assumed Contract (including any Real Property Lease) that is, by the terms of such Assumed Contract, to be paid, performed, satisfied or observed on or prior to the Effective Time.
     1.2 Sale and Purchase of Acquired Assets. Under and subject to the terms of this Agreement, effective as of the Effective Time, each Seller hereby sells, conveys, transfers and assigns to Buyer, and Buyer hereby purchases from each Seller, all of such Seller’s right, title and interest in and to the Acquired Assets. None of the Excluded Assets are sold, conveyed, transferred or assigned to Buyer.
     1.3 Unassignable Contracts and Related Matters. Notwithstanding anything herein to the contrary other than Section 5.1 (and subject to Section 5.1), if (a) any Assumed Contract is not capable of being sold, conveyed, transferred or assigned hereunder, or (whether or not in connection with an Assumed Contract) if Buyer is not permitted to provide or Parent and its applicable Affiliates are not permitted to receive any license, sublicense or related service under section 3.1 of the Transition Services Agreement under which Parent is the service recipient, in each case in the absence of the approval, consent or waiver of any other Person (without breaching, violating, defaulting under, conflicting with, giving rise to or creating any right to accelerate, increase, terminate, modify or cancel any material right or obligation or creating any Encumbrance, other than a Permitted Encumbrance, under, such Assumed Contract, or without otherwise violating any right of such other Person) and (b) all necessary approvals, consents or waivers of any such other Person (including any party to such Assumed Contract) have not been obtained at or before the Closing, then the applicable Seller and Buyer will cooperate to obtain such approvals, consents, or waivers as soon as reasonably possible and shall act with respect to each such Assumed Contract, and with respect to section 3.1 of such Transition Services Agreement (as applicable), such that Buyer shall obtain the rights and benefits of such Assumed Contract and assume the corresponding Assumed Liabilities, and Parent and its Affiliates will obtain the rights and benefits under section 3.1 of such Transition Services Agreement (and related rights and benefits under such Transition Services Agreement) and pay the amounts owed to Buyer with respect thereto, so that the Parties are, to the greatest extent possible, put in the same position they would have been had such approval, consent or waiver been obtained unconditionally. Such actions by Buyer or such Seller may be in the form of a subcontract, sublicense or sublease appointing Buyer as agent to the applicable Seller to perform such Assumed Contract, or any other arrangement under which Buyer could enforce for the benefit of Buyer any and all rights and benefits of the applicable Seller against the third party thereto. For the avoidance of doubt, the foregoing actions will be performed on an Assumed Contract by Assumed Contract basis, and in accordance with Applicable Law.
ARTICLE 2
PURCHASE PRICE AND ADJUSTMENT
     2.1 Purchase Price. Upon and subject to the terms herein, Buyer will pay to Sellers the aggregate amount of $20,646,575 (the “Initial Purchase Price”), as such amount is adjusted pursuant to the terms herein (such amount, as adjusted pursuant to any term herein, is the final purchase price for the Acquired Assets and is referred to herein as the “Purchase Price”).
     2.2 Calculation of Estimated Purchase Price for Closing. On or before the Closing Date, Sellers have delivered to Buyer a statement in form acceptable to Buyer (including supporting documentation therefor acceptable to Buyer), attached hereto as Exhibit 2.2, containing Sellers’ reasonable estimate of (a) Transferred Inventory and (b) the Purchase Price (which, for Closing, is (1) the Initial Purchase Price plus any amount by which such estimated Transferred Inventory contained in such statement exceeds the sum of Target Transferred Inventory plus $6,500, (2) the Initial Purchase Price minus any amount by which such estimated Transferred Inventory contained in such statement is less than the sum of Target Transferred Inventory plus $6,500 or (3) the Initial Purchase Price in the instance where such estimated Transferred Inventory contained in such statement equals the sum of Target Transferred Inventory plus $6,500 (as applicable), plus in the applicable case under such clause (1), (2) or (3), as the case may be, the amount of Sellers’ good faith estimate of the amount of Register Cash, which amount shall be included in the Estimated Purchase Price). The amount of such estimated Purchase Price from Sellers is the “Estimated Purchase Price”.
     2.3 Payment of Estimated Purchase Price at Closing and Related Payments. Upon and subject to the terms herein, Buyer will pay the Estimated Purchase Price to Sellers (to be allocated among Sellers, as determined by Sellers consistent with the terms herein) as described in this Section 2.3. Buyer will pay to Sellers, in cash, by wire transfer of immediately available funds, the amount of $16,943,809 (which includes amounts paid pursuant to Section 2.4(i) and the sentence of this Section 2.3 below that describes certain reimbursements regarding Transferred Employees) at the Closing and on the Closing Date to the account designated by Sellers on or before the Closing Date. Buyer will withhold from the Estimated Purchase Price the amount of $3,773,502 (the “Landlord Retention Amount”) at the Closing and on the Closing Date, which is so withheld with respect matters contemplated herein regarding the landlords identified on Exhibit 2.3 (the “Landlord Payment Schedule”) and which will be held and paid pursuant to Section 5.30. The Buyer will withhold, and shall not pay to Sellers at Closing, the following components of the Estimated Purchase Price (however, the amount of such components will be paid or withheld pursuant and subject to the terms of this Agreement): (1) the sum of $1,000,000 (the “Gift Card Holdback Amount”), which amount shall be held by Buyer to secure certain Gift Card Item Reimbursable Amounts, as further provided in Section 5.18; and (2) the sum of $500,000 (the “Vendor Loss Holdback Amount”), which amount shall be held by Buyer to secure Vendor Losses, as further provided in Section 5.26. Additionally, at Closing and on the Closing Date, Buyer will pay to Sellers (to be allocated by Sellers based on Sellers’ determination of the amount owing to the applicable Sellers) the amount stated in Exhibit 2.2 for reimbursement for such Sellers in connection with such Sellers agreeing not to obtain reimbursement from certain Transferred Employees for excess used (but unearned)

vacation time, sick leave or other time off by such Transferred Employees as of the Effective Time. For each such amount so withheld by Buyer from the Estimated Purchase Price as the Landlord Retention Amount or under any of clause (1) or (2) of this Section 2.3, in each case that is subsequently required to be paid to any Seller after Closing (including as contemplated in Section 5.18, 5.26 or 5.30), Buyer will pay to such Seller interest on each such portion of such withheld amount that is so subsequently required to be paid to such Seller. Buyer will pay such interest at the time Buyer is required to pay such portion of such withheld amount to such Seller. Such interest will be calculated at an annual rate equal to 3.0% and based on the number of actual days elapsed from (but not including) the Closing Date to (and including) the date of such payment, divided by 365.
     2.4 Purchase Price Adjustment.
          (a) Sellers’ Preparation of the Statement. Within 60 days after the Closing Date, Sellers will prepare and deliver to Buyer a statement (the “Statement”) setting forth, in reasonable detail, Sellers’ determination of Transferred Inventory and of the amount of Register Cash at the Effective Time. Buyer will assist Sellers and their representatives in all reasonable respects in preparing the Statement and will give Sellers and their representatives reasonable access, upon reasonable prior request, to the personnel, properties, books and records regarding the Outlet Business for such purpose and the other matters in this Section 2.4. The final determination of Transferred Inventory pursuant to this Section 2.4 is “Final Transferred Inventory” and the final determination of Register Cash pursuant to this Section 2.4 is “Final Register Cash.”
          (b) Buyer’s Response to the Statement. The Transferred Inventory and Register Cash in the Statement will become final and binding upon the Parties (and become Final Transferred Inventory and Final Register Cash, respectively) 60 days after Sellers give the Statement to Buyer, unless Buyer gives written notice, in reasonable detail, of its disagreement (a “Notice of Disagreement”) to Sellers before the end of such 60-day period. If Buyer gives Notice of Disagreement before the end of such 60-day period stated above, then Final Transferred Inventory and Final Register Cash (as finally determined in accordance with clause (b)(1) or (b)(2) below) will become final and binding on the Parties upon the earlier of (1) the date the Parties resolve in writing any differences they have with respect to the amount of the Transferred Inventory or Register Cash or (2) the date any disputed items are finally resolved in writing by the Arbitrator pursuant to Section 2.4(c). Sellers will not modify the Statement in any manner adverse to Buyer. Buyer will not modify the Notice of Disagreement in any manner adverse to Sellers. Any item or amount in, or omitted from, the Statement that Buyer does not disagree with in the Notice of Disagreement will be final and binding on the Parties in the manner stated in, or omitted from, the Statement.
          (c) Resolving Matters in Notice of Disagreement. During the 30-day period after a Notice of Disagreement is given, Sellers and Buyer will attempt to resolve in writing any differences that they have regarding any item in such Notice of Disagreement. If, at the end of such 30-day period, Sellers and Buyer have not reached agreement on all such items, then any Party may require that the items that remain in dispute be promptly submitted to an arbitrator (the “Arbitrator”) for review and resolution. The Arbitrator will be a nationally recognized public accounting firm agreed upon by the Parties in writing; provided that the Arbitrator will not be an accounting firm used by any Seller or Buyer (or any Affiliate of any of them) within the three years preceding the Closing Date for any purpose. The Arbitrator will determine procedures for such arbitration, subject to the terms hereof. The Arbitrator will only consider the items that remain in dispute. The Arbitrator will render a decision resolving such items in dispute within 30 days after completion of submissions to the Arbitrator. The Arbitrator will determine Final Transferred Inventory and Final Register Cash solely based on submissions made by Sellers and Buyer consistent with the terms hereof (and not by independent review). The Arbitrator will not assign a value to any item that is greater than the greater value for such item claimed by any Party or less than the lesser value for such item claimed by any Party.
          (d) Allocation of Fees and Expenses. Each Party shall pay its own and its Affiliates’ fees and expenses incurred with respect to such Arbitration; provided, however, that the Non-Prevailing Party in such arbitration will also pay the fees and expenses of the Arbitrator. A Party is the “Prevailing Party” if the Arbitrator’s determination of the items in dispute is closer to such Party’s determination of such items than it is to the other Party’s determination of such items (in each case in the aggregate and as submitted to the Arbitrator). A Party is the “Non-Prevailing Party” if the other Party is the Prevailing Party.
          (e) Adjustment to Purchase Price Based on Final Transferred Inventory and Final Register Cash. The Purchase Price will be, and automatically will be adjusted to be, equal to the sum of the Initial Purchase Price plus Final Register Cash, and then as such sum is (1) increased by the amount, if any, by which Final Transferred Inventory exceeds Target Transferred Inventory or (2) decreased by the amount, if any, by which Final Transferred Inventory is less than Target Transferred Inventory. However, if no such adjustment is required pursuant to clause (1) or (2) of this Section 2.4(e), then the Purchase Price will equal the sum of the Initial Purchase Price plus Final Register Cash.
          (f) Reconciliation Payment. Within five Business Days after Final Transferred Inventory and Final Register Cash become final and binding on the Parties, the following will occur:
          (1) if the Estimated Purchase Price (as paid at Closing but excluding components not paid at the Closing on the Closing Date as described in Section 2.3) is less than the Purchase Price (excluding components not paid at the Closing on the Closing Date as described in Section 2.3 and as adjusted, if at all, under Section 2.4(e)), then Buyer will pay to Sellers, in the aggregate, the amount of such difference, without interest, in cash, by wire transfer of immediately available funds; and
          (2) if the Estimated Purchase Price (as paid at Closing but excluding components not paid at the Closing on the Closing Date as described in Section 2.3) is more than the Purchase Price (excluding components not paid at the Closing on the Closing Date as described in Section 2.3 and as adjusted, if at all, under Section 2.4(e)), then Sellers, in the aggregate, will pay to Buyer the amount of such excess, without interest, in cash, by wire transfer of immediately available funds.
          (g) Target Transferred Inventory Defined. “Target Transferred Inventory” means the amount of $18,552,575.
          (h) Transferred Inventory Defined. “Transferred Inventory” means an amount equal to the amount of inventory, materials and supplies that are an Acquired Asset pursuant to Section 1.1(a)(3) or 1.1(a)(4). Transferred Inventory described in Section 1.1(a)(3) will be calculated at average cost, in a manner consistent with Sellers’ past practices and stock ledger, including with respect to the calculation of any reserve for shrinkage (which reserve for shrinkage would be a reduction to the total amount of Transferred Inventory, consistent with such past practices and stock ledger). With respect to office materials and supplies described in Section 1.1(a)(4), the applicable amount shall be fixed at $65,000.
          (i) Proration. In addition to the foregoing matters in this Article 2, Sellers, on the one hand, and Buyer, on the other hand, will pro rate, as of the Effective Time, based on the number of days elapsed in the applicable period, all Prepaid Items. “Prepaid Item” means, to the extent with respect to any Acquired Asset or Assumed Liability, any: (1) rent, utility (unless and to the extent that Buyer shall be billed directly for post-Closing usage), Real Property Lease Tax, common area maintenance, marketing or advertising allocation or other similar amount paid or payable with respect to any Real Property Lease; (2) prepaid cost or expense, advance payment or similar prepayment; (3) charge or payment based on performance or possession under any lease (other than any Real Property Lease), service Contract, maintenance Contract, marketing or advertising Contract or similar Contract, in each case that is included within or under any Assumed Contract; or (4) other similar prepaid amount that is or was an obligation to any third party. In connection with the foregoing, Sellers will be given full credit for all amounts paid or otherwise satisfied by any Seller for which Buyer receives the benefit (including any prepaid amount that is an Acquired Asset). The Parties will use their commercially reasonable efforts to cause all providers of utility services to bill the applicable Seller for all costs owed by such Seller hereunder and to bill Buyer for all costs owed by Buyer hereunder (to the extent the Parties would be billed directly). At Closing, Buyer will pay to Sellers or Sellers will pay to Buyer (as applicable) an amount equal to 90% of Sellers’ good faith estimate of the Prepaid Items (other than the Prepaid Items described in clause (i)(1) above, as to which 100% shall be paid), as set forth on Exhibit 2.2. Thirty (30) days after Closing, Buyer will pay to Sellers or Sellers will pay to Buyer (as applicable) an amount to properly allocate such pro rated Prepaid Items under this Section 2.4(i) (net of the payment made pursuant to the preceding sentence), without interest, in cash, by wire transfer of immediately available funds.
          (j) Allocation of Purchase Price. Each Party will allocate the Purchase Price among the Acquired Assets and the covenant described in Section 5.8 in accordance with Exhibit 2.4(j) and Applicable Law. After Closing, the Parties will make consistent use of such allocation, as adjusted to reflect any adjustments needed to remain consistent with Final Transferred Inventory, Final Register Cash and the Prepaid Items under Section 2.4(i) and the resulting adjustment to the Purchase Price, for all Tax and financial reporting purposes. With respect to such allocation, as so adjusted, each Party will (1) be bound by such allocation, (2) act in accordance with such allocation in the preparation and the filing of all Tax Returns and in the course of any Tax audit, Tax review or other Tax Proceeding relating thereto, (3) take no position, and cause its Affiliates to take no position, inconsistent with such allocation for Tax or financial reporting purposes (including in connection with any Proceeding), unless in each case otherwise required pursuant to a “determination” within the meaning of section 1313(a) of the Code, and (4) not later than 30 days before any filing of any IRS Form 8594 by or on behalf of such Party (whether initial or supplemental) relating to the transactions contemplated herein, deliver to each other Party a copy of such IRS Form. In furtherance of the foregoing, if any Governmental Authority, on its own initiative, makes or proposes an allocation of the Purchase Price among the Acquired Assets and the covenant described in Section 5.8 hereof which differs materially from the allocation contemplated by this Section 2.4(j), each of Buyer, on the one hand, and Sellers, on the other hand, shall have the right, at its or their election and expense, to contest such Governmental Authority’s determination. In the event of such a contest, the other Party or Parties hereto shall cooperate reasonably with the contesting Party, but shall have the right to file such protective claims or Tax Returns as may be reasonably required to protect its or their interests.
          (k) Actions of Sellers in Unison. Each Seller will act in unison and in agreement with each other Seller with respect to all matters in this Section 2.4. Additionally, for purposes of Section 2.4(c) and 2.4(d), all Sellers are treated as a single Party.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF EACH SELLER
     Except as disclosed in the Disclosure Schedule and subject to Section 9.11, each Seller, jointly and severally, hereby represents and warrants to Buyer as follows:
     3.1 Organization and Good Standing. Each Seller is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction in which it was organized, each as listed in Section 3.1 of the Disclosure Schedule. Each Seller is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing either individually or in the aggregate has not had and is not reasonably likely to have a Material Adverse Effect and will not materially and adversely affect such Seller’s ability to consummate the transactions contemplated herein, with each such jurisdiction being listed in Section 3.1 of the Disclosure Schedule. Each Seller has full corporate power and authority to own and lease its properties and assets and conduct its business as now conducted.
     3.2 Authority and Authorization. The execution, delivery and performance of this Agreement and each Ancillary Document of each Seller have been duly authorized and approved by all necessary corporate action with respect to such Seller, and each such authorization and approval remains in full force and effect. This Agreement and each Ancillary Document of each Seller has been duly executed by such Seller. Assuming due authorization, execution and delivery by Buyer of this Agreement and each Ancillary Document of Buyer, this Agreement is, and each Ancillary Document of each Seller is, the legal, valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms, except to the extent enforceability may be limited by any Enforceability Limitation. Each Seller and has all requisite corporate power and authority to enter into this Agreement and each Ancillary Document to be executed and delivered by such Seller and to consummate the transactions contemplated herein and therein to be consummated by such Seller.
     3.3 Organizational Documents. A copy of the articles or certificate of incorporation as amended to the date hereof (certified by the Secretary or Department of State of the applicable State) and the bylaws of each Seller has been delivered to Buyer and such documents are complete and correct and represent the presently effective articles or certificate of incorporation and bylaws of Sellers. The minutes of the meetings (or proper written consents) of the boards of directors of Sellers authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (certified by a duly authorized officer of the applicable Seller), copies of which have been delivered to Buyer, are true, accurate and complete as of the Closing Date.
     3.4 Ownership of Sellers. Section 3.4 of the Disclosure Schedule lists the names of the owners of all capital stock of each Seller, other than Parent, as of the date hereof.
     3.5 Conflicts and Consents.
          (a) Conflicts. Neither the execution or delivery by any Seller of this Agreement or by any Seller of any Ancillary Document nor consummation by any Seller of the transactions contemplated herein or therein does or will (with or without the passage of time or giving of notice): (1) constitute a breach of, violate, conflict with or give rise to or create any right or obligation under any Organizational Document of any Seller; (2) violate any Applicable Law material to such Seller or violate in any material respect any Order applicable to such Seller; or (3) constitute a material breach or violation of or a material default under, conflict with or give rise to or create any right of any Person other than any Seller to accelerate, increase, terminate, modify or cancel any material right or obligation or result in the creation of any Encumbrance, other than a Permitted Encumbrance, under, any Major Contract that is an Assumed Contract.
          (b) Consents. Section 3.5(b) of the Disclosure Schedule sets forth each approval by, notification to or filing with any Person required in connection with any Seller’s execution, delivery or performance of this Agreement or any Ancillary Document of such Seller or such Seller’s consummation of the transactions contemplated herein or therein, except (1) with respect to any Contract not required to be disclosed in the Disclosure Schedule to avoid a breach of Section 3.10 or (2) for any consent, approval, notice or filing, the absence of which will not materially and adversely affect such Seller’s ability to consummate the transactions contemplated herein. “Consent” means the consents, approvals, notices or filings listed in Section 3.5(b) of the Disclosure Schedule.
     3.6 Financial Information and Undisclosed Liabilities.
          (a) Financial Information Defined. Section 3.6(a) of the Disclosure Schedule contains the following: (1) unaudited statements, as of May 3, 2008 (the “Financial Information Date”), of inventory, furniture, fixtures and equipment of the Outlet Business; (2) unaudited profit and loss statements of the Outlet Business for Parent’s fiscal years ended February 3, 2007 and February 2, 2008 and for the three-month period ended on the Financial Information Date; (3) unaudited profit and loss statements of the Outlet Business for each fiscal quarter in Parent’s fiscal years ended February 3, 2007 and February 2, 2008; and (4) a schedule reflecting the allocations of shared direct and indirect expenses among Parent’s divisions for the three-month period ending on the Financial Information Date (such statements are, collectively, the “Financial Information”).
          (b) Financial Information. The Financial Information is true, correct and complete, in all material respects, and fairly presents, in all material respects, at their respective dates and for the respective periods covered thereby, the assets of the Outlet Business with respect to the specific items presented in the Financial Information and results of operations of the Outlet Business. The Financial Information is consistent in all material respects with the books and records of Parent, which books and records of Parent are in all material respects correct and complete. Except as set forth in Section 3.6(b) of the Disclosure Schedule, each statement included in the Financial Information has been prepared on a consistent basis throughout the periods involved. Sellers acknowledge and agree that Buyer is relying on the accuracy and completeness of the Financial Information in making its determination as to whether it must file the Financial Information, or any portion thereof, with the SEC.
          (c) Undisclosed Liabilities. No Seller has any Liability with respect to the Outlet Business that at the Effective Time would be an Assumed Liability, except for Liabilities (1) under any Major Contract that is an Assumed Contract (or a Contract not required to be disclosed in the Disclosure Schedule to avoid a breach of Section 3.10) or that is otherwise disclosed in or contemplated by this Agreement, including the Disclosure Schedule, (2) that have arisen in the Ordinary Course of Business of such Seller since the Financial Information Date, or (3) under this Agreement or any Ancillary Document or otherwise in connection with the transactions contemplated herein or therein.
     3.7 Taxes.
          (a) Such Seller has timely filed all Tax Returns that it has been required to file, and all such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with Applicable Law. None of such Tax Returns has been examined or audited by any Governmental Authority or is currently the subject of a Proceeding. Such Seller has paid, or made provisions in accordance with GAAP for the payment of, all Taxes due (whether or not shown or required to be shown on any Tax Return) through and including the Closing Date, including, but not limited to, with respect to 2008. Sufficient reserves have been established on the books and records of such Seller and are reflected in the Financial Information of such Seller to cover any unpaid Taxes of such Seller. There are no Encumbrances with respect to any of the Acquired Assets owned by such Seller that arose in connection with any failure (or alleged failure) to pay any Tax, other than Permitted Encumbrances. There is not currently pending any Proceeding or any dispute or claim by a Governmental Authority concerning the Tax liability of such Seller with respect to the income, business, operations or property of such Seller. No claim has been made by a Governmental Authority in a jurisdiction where such Seller does not file Tax Returns that it is or may be subject to Tax in that jurisdiction.
          (b) All Taxes which such Seller was required by law to withhold, deposit or collect in connection with any amount paid or owing to any employee, independent contractor, creditor, partner or other third party have been duly withheld, deposited and collected and, to the extent required, have been paid to the relevant Governmental Authority, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.
          (c) None of the directors, officers or other Person responsible for Taxes of such Seller has Knowledge, based upon personal contact with any agent of any Governmental Authority, that such Governmental Authority intends to assess any additional Taxes for any period for which Tax Returns have been filed by such Seller.

          (d) None of the Acquired Assets owned by such Seller is (i) “tax-exempt use property” within the meaning of section 168(h)(1) of the Code, or (ii) “tax-exempt bond financed property” within the meaning of section 168(g) of the Code.
          (e) None of the Acquired Assets owned by such Seller is an interest in any Person that is treated as a partnership for U.S. federal income Tax purposes or would be treated as a pass-through or disregarded entity for any Tax purpose.
          (f) None of the Assumed Liabilities is an obligation to make a payment that is not deductible under section 280G of the Code. Such Seller has no liability for the Taxes of any Person under §1.1502-6 of the United States Income Tax Regulations (or any similar provision of state, local or foreign law), other than another Seller or any other member of the affiliated group of corporations of which Parent is the common parent, or as a transferee or successor, by contract or otherwise.
     3.8 Litigation and Orders. Except as set forth in Section 3.8 of the Disclosure Schedule, there is no Proceeding pending or, to any Seller’s Knowledge, Threatened against any Seller, as of the date of this Agreement, that (a) relates to the Outlet Business or any of the Acquired Assets (other than (1) workers’ compensation claims or (2) challenges by governmental Intellectual Property office examiners as part of the related application process) that, if decided adversely to such Seller, is reasonably likely to result in an adverse effect upon the business or operations or condition, financial or otherwise, of the Outlet Business or the Acquired Assets or (b) seeks to enjoin, prohibit or otherwise challenge the transactions contemplated hereby. As of the date of this Agreement, no Seller is subject to any material restriction or limitation on the Outlet Business under any Order and no unsatisfied Order rendered against or affecting Sellers or any of the Acquired Assets might reasonably result in an adverse effect upon the business or operations or condition, financial or otherwise, of the Outlet Business or any of the Acquired Assets or adversely affect the validity or enforceability of any of the Assumed Contracts.
     3.9 Compliance with Law. At all times since January 28, 2006, each Seller has been operated in compliance with all Applicable Laws (including those relating to maintaining Permits required of such Seller to conduct its business), except as does not relate to the Outlet Business or as set forth on Section 3.9 of the Disclosure Schedule and except for any non-compliance that has not had and is not reasonably likely to have a Material Adverse Effect.
     3.10 Contracts.
          (a) Section 3.10(a) of the Disclosure Schedule lists the following Contracts, in effect as of the date of this Agreement, to which any Seller is a party that is Principally Related to the Outlet Business (each Contract so listed and each Real Property Lease is a “Major Contract”):
          (1) each employment agreement (other than those that are terminable at will by any Seller without any Liability or other obligation to any Seller, except any Liability or other obligation with respect to services rendered before the termination thereof);

          (2) each covenant not to compete that restricts the Outlet Business as presently conducted;
          (3) each operating lease (as lessor or lessee) of tangible personal property (other than any such lease calling for payments of less than $10,000 per 12-month period);
          (4) each Contract to pay or receive any royalty or license fee or to license (either as licensor or licensee) any Intellectual Property (other than any (A) license with any Seller or any Affiliate of any Seller, but no other Person, that terminates at the Effective Time, (B) license for Intellectual Property embedded in any equipment or fixture, (C) non-exclusive implied license of Intellectual Property or (D) non-exclusive license for the use of any commercially available off-the-shelf software);
          (5) each Contract regarding any management, personal service or consulting or other similar type of Contract under which there exists aggregate future payments in excess of $10,000 per Contract (other than those (A) that are terminable at will or upon not more than 90 days’ notice by any Seller without any Liability or other obligation to any Seller, except any Liability or other obligation with respect to services rendered before the termination thereof, or (B) entered into in connection with a license);
          (6) each Contract for the purchase by any Seller of any supply or product that calls for performance over a period of more than 12 months (other than those that are terminable at will or upon not more than 90 days’ notice by any Seller without any Liability or other obligation to any Seller, except any Liability or other obligation with respect to any supply or product purchased before the termination thereof);
          (7) each mortgage agreement, deed of trust, security agreement, purchase money agreement, conditional sales contract or capital lease created or assumed by, or permitted to be created by written document made or accepted by, any Seller (other than any (A) purchase money agreement, conditional sales contract or capital lease evidencing any Encumbrance only on tangible personal property under which there exists aggregate future payments less than $10,000 per Contract or (B) protective filing of any financing statement under the Uniform Commercial Code);
          (8) each Contract under which any Seller is obligated to repay or has guaranteed any outstanding indebtedness for borrowed money or remains obligated to lend to or make any investment in (in the form of a loan, capital contribution or otherwise) any other Person, other than any other Seller;
          (9) each Contract under which any Seller has advanced or loaned any other Person, other than any other Seller, outstanding amounts in the aggregate for such Person exceeding $10,000;
          (10) each outstanding power of attorney with respect to any Seller (other than those entered into in its Ordinary Course of Business in connection with any Intellectual Property or Tax matter);

          (11) each Contract with any distributor or broker of any product or service offered by any Seller;
          (12) each Contract for any advertising or promotional service or website design or hosting;
          (13) each Contract for the sale of any product or service offered by any Seller that calls for performance over a period of more than six months (other than those that are terminable at will or upon not more than 90 days’ notice by any Seller without any Liability or other obligation to any Seller except any Liability or other obligation with respect to products or services ordered before the termination thereof);
          (14) agreements of any Seller for mergers, consolidations or reorganizations or for the purchase or sale of material assets (other than in its Ordinary Course of Business) or all or substantially all of a Person’s business and assets;
          (15) each Contract with finders, brokers or underwriters (other than under which Buyer will have no obligation); and
          (16) each other Contract not entered into in the Ordinary Course of Business of the applicable Seller (other than any Contract calling for payments by or to any Seller of less than $10,000 per 12-month period).
          (b) Exhibit 1.1(a)(1) sets forth a true and complete list of all Contracts to which any Seller is a party that is Principally Related to the Outlet Business, other than Excluded Contracts and Contracts that are terminable at will or upon not more than 90 days’ notice by the applicable Seller without any Liability or other obligation of such Seller (other than with respect to actions before the termination thereof) or which involve aggregate future payments of less than $10,000 (and other than any (A) license with any Seller or any Affiliate of any Seller, but no other Person, that terminates at the Effective Time, (B) license for Intellectual Property embedded in any equipment or fixture, (C) non-exclusive implied license of Intellectual Property (D) non-exclusive license for the use of any commercially available off-the-shelf software or (E) order described in Section 1.1(a)(1)(iv)). Sellers have made available to Buyer a true, correct and complete copy of each such Contract required to be so listed (or, to the extent that such an Assumed Contract is oral, an accurate summary thereof). With respect to each Major Contract (and with the following assuming that each Consent has been obtained, which, for any Consent that is a filing or notice, means the making of such filing or notice), (1) such Major Contract is legal, valid and binding, in full force and effect and enforceable (except to the extent enforceability may be limited by any Enforceability Limitation) in accordance with its terms against the Seller that is a party thereto and, to such Seller’s Knowledge, against each other party thereto, (2) such Seller is not and, to such Seller’s Knowledge, no other party thereto is in material breach of or default under such Major Contract, (3) no event, occurrence or condition exists or has occurred that (with or without the passage of time or giving of notice) would constitute a material breach or default of, or permit termination, modification, acceleration or cancellation of, such Major Contract or of any material right, Liability or other obligation thereunder, (4) such Seller has not waived any material right under such Major Contract and (5) no party to such Major Contract has terminated, modified, accelerated or canceled such Major Contract or any material right, Liability or other obligation thereunder or communicated in writing such party’s intent to do so. Seller has not granted any release or waiver in writing or that is otherwise material under or with respect to any of the Major Contracts. Seller has not assigned or otherwise transferred any of its rights under any of the Major Contracts.
     3.11 Certain Assets.
          (a) Title. Each Seller has good and marketable title to, or a valid leasehold interest in or valid license for, the tangible Acquired Assets to be conveyed by it pursuant to this Agreement, free and clear of any Encumbrance other than any Permitted Encumbrance.
          (b) Condition. The tangible Acquired Assets, other than supplies and inventory, have been maintained in accordance with normal applicable industry practice, are in good operating condition and repair (except normal wear and tear) and is sufficient in all material respects for the purposes for which they are used.
          (c) Inventory. Subject to the applicable reserves in the determination of Final Transferred Inventory and other than inventory for liquidation located at, held for or in transit to the Outlet Store at 3117 West Magnolia Boulevard, Burbank, California, substantially all of the On-Hand Inventory is merchantable. None of the On-Hand Inventory is on consignment (other than from one Seller to another). “On-Hand Inventory” means the finished goods inventory that is an Acquired Asset pursuant to Section 1.1(a)(3)(A), 1.1(a)(3)(B) or 1.1(a)(3)(D). Except as set forth on Section 3.11 of the Disclosure Schedule and except for such inventory for liquidation and subject to reserves consistent with Sellers’ past practices, On-Hand Inventory does not include any items below standard quality, damaged or spoiled, or of a quality or quantity not usable or saleable in the normal course of the Outlet Business.
     3.12 Certain Business Relationships. No Seller is a party to any Contract that is an Assumed Contract with any of its Affiliates (other than any other Seller). None of Sellers’ officers owns, directly or indirectly, individually or collectively, an interest in any entity which is a competitor or supplier of the Outlet Business, other than owning or holding less than 2% of the outstanding shares of any class of stock that is regularly traded on a recognized domestic or foreign securities exchange or over-the-counter market. Since January 30, 2005, except as set forth in Section 3.12 of the Disclosure Schedule, no officer of any Seller, while such an officer, received income from any source other than a Seller that should have properly been paid to the Outlet Business.
     3.13 Certain Payments. No Seller nor any director, officer, agent, or employee of any Seller, or, to the Knowledge of the Sellers, any other Person associated with our acting for or on behalf of any Seller, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for the Outlet Business, (ii) to pay for favorable treatment for business secured for the Outlet Business or (iii) to obtain special concessions, or for special concessions already obtained, for or in respect of the Outlet Business, in each case in violation of Applicable Law, or (b) established or maintained any fund or asset for any purpose described in clause (a) above that has not been recorded in the books and records of Sellers.

     3.14 Real Property. Other than the leased or occupied real property listed in Section 3.14 of the Disclosure Schedule (the “Leased Real Property,” and each Contract under which any Leased Real Property is leased or occupied by any Seller is a “Real Property Lease”), no Seller owns any right, title or interest in any real property that is used in any manner in connection with the Outlet Business or that will become an Acquired Asset. Sellers, considered collectively, have a valid leasehold interest in each Leased Real Property, free and clear of any Encumbrance other than any Permitted Encumbrance. There are no parties in possession of the Leased Real Property other than the applicable Seller. No Leased Real Property has suffered any material damage by fire or other casualty that has not been repaired and restored in all material respects. As of the date hereof, no party to any Real Property Lease has exercised any termination right with respect thereto. All rent and other sums and charges payable by the applicable Seller as tenant thereunder are current. No Seller has received written notice from any insurance company that such insurance company will require any alteration to any Leased Real Property for continuance of a policy insuring such property (other than any notice of alteration that has been completed), to the extent that such alteration is the responsibility of the applicable Seller. No Seller is contesting any operating cost, real estate Tax or assessment or other charge payable by such Seller under any Real Property Lease. No Seller has exercised any (if any) option under any Real Property Lease to purchase the real property subject to such Real Property Lease. There are no material capital expenditures, to any Sellers’ Knowledge, required to be made by Buyer in connection with the Leased Real Property in order to comply with any Real Property Lease or Applicable Laws or any insurance requirements of any Seller or any landlord under any Real Property Lease. All buildings, structures, facilities, and other improvements (collectively, “Improvements”) are in good operating condition and repair, subject to normal wear and maintenance given their relative ages. To any Seller’s Knowledge, all Permits that are required or appropriate to use or occupy the Leased Real Property as currently conducted thereon have been issued and are in full force and effect.
     3.15 Environmental Matters.
          (a) Sellers have made available to Buyer a true, correct and complete copy of all Phase I and Phase II environmental site assessments (if any) related to any of the Leased Real Property that are in any Seller’s possession or control.
          (b) One or more of the Sellers has obtained all material Permits that are required under any Environmental Law, except as does not relate to the Outlet Business or any Acquired Asset. Each Seller is in compliance with all material Environmental Laws and the terms of all material Permits issued pursuant to any Environmental Law, except as does not relate to the Outlet Business or any Acquired Asset.
          (c) Except as does not relate to the Outlet Business or any Acquired Asset, there is no Environmental Claim pending or, to any Seller’s Knowledge, Threatened as of the date of this Agreement against any Seller.
          (d) In connection with the Outlet Business or any Acquired Asset, no Seller has installed, used, generated, treated, disposed of or arranged for the disposal of any Hazardous Substance in a manner reasonably likely to create any material Liability or other obligation for such Seller under any Environmental Law with respect to any Leased Real Property.

     3.16 Intellectual Property.
          (a) Section 3.16(a) of the Disclosure Schedule lists all (i) Intellectual Property owned by any Seller (including, as applicable for each item listed, the record owner, the jurisdiction, the application and registration numbers, the filing date, the issuance or registration date, the registrar and the expiration date) that constitutes an Acquired Asset and is registered with any Governmental Authority (or with any Person that maintains domain name registrations) and all applications for any such registration; (ii) common law trademarks owned by any Seller that are Principally Related to the Outlet Business and material to the conduct of the Outlet Business; and (iii) common law copyrights owned by any Seller that are Principally Related to the Outlet Business and material to the conduct of the Outlet Business. Each such registration or application has been maintained effective by all requisite filings, renewals and payments, and remains in full force and effect. Except as indicated therein, none of the Intellectual Property identified in Section 3.16(a) of the Disclosure Schedule has been abandoned or cancelled.
          (b) One or more of the Sellers owns all right, title and interest in and to, free and clear of all Encumbrances, other than any Permitted Encumbrance, or has the right to use without payment of any royalty, license fee or similar fee (other than pursuant to a Major Contract or a Contract not required to be disclosed in the Disclosure Schedule to avoid a breach under Section 3.10), the Intellectual Property identified in Section 3.16(a) of the Disclosure Schedule that has not been abandoned or cancelled. Except as disclosed in Section 3.16(b) of the Disclosure Schedule, (i) no Seller has granted to any Person (other than any other Seller), and no other Person (other than any other Seller) has, any license, option or other rights in or to such Intellectual Property; (ii) since February 3, 2002, no Seller has received notice of any pending or, to any Seller’s Knowledge, Threatened action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand that challenges the legality, validity, enforceability, registrations, use or ownership of such Intellectual Property, other than office actions in connection with the prosecution of applications for the registration or issuance of such Intellectual Property; (iii) other than any Major Contract (if applicable), no Seller is a party to any co-existence, consent, settlement or similar agreements limiting or modifying the rights of any Seller in such Intellectual Property anywhere in the world; (iv) no Seller has brought any Proceeding that is now pending against any Person, nor provided notice to any Person (including by cease and desist letter), that such Person is infringing such Intellectual Property, and to the Sellers’ Knowledge, no Person is infringing such Intellectual Property; and (v) no Seller has received written notice, as of the date hereof, that any of such Intellectual Property has been declared unenforceable or otherwise invalid by any Governmental Authority.
          (c) To each Seller’s Knowledge, no Seller has received any charge, complaint, claim, demand or notice since February 3, 2002, whether written or oral, alleging that any use, sale or offer to sell any good or service of any Seller with respect to the Outlet Business infringes upon, misappropriates or violates any Intellectual Property right of any other Person (including any claim that any Seller must license or refrain from using any Intellectual Property right of any other Person in connection therewith or any offer by any other Person to license any Intellectual Property right of any other Person in connection therewith). To each Seller’s Knowledge, no Seller is, with respect to the Outlet Business, infringing upon, misappropriating or violating the Intellectual Property of any other Person. To each Seller’s Knowledge, no other Person is infringing upon, misappropriating or violating the Intellectual Property of any Seller constituting an Acquired Asset.

          (d) Notwithstanding the foregoing, no representation or warranty is made in this Agreement regarding any infringement, misappropriation or violation with, upon, of, by or otherwise relating to any (1) license for Intellectual Property embedded in any equipment or fixture, (2) non-exclusive implied license of Intellectual Property or (3) non-exclusive license for the use of any commercially available off-the-shelf software.
     3.17 Treatment of Acquired Assets and Source Code.
          (a) Sellers have not knowingly permitted (including but not limited to actions by its employees and contractors) Sellers’ rights in any Acquired Asset that is material to the conduct of the Outlet Business, the value of which to any Seller is dependent on it being maintained as a trade secret, to enter into the public domain or otherwise to become publicly available without cost.
          (b) Sellers have obtained from all of their consultants and other third parties who have independently or jointly contributed to the conception, reduction to practice, creation or development of the Intellectual Property that is an Acquired Asset unencumbered and unrestricted exclusive ownership (subject to any Permitted Encumbrance) of, or a license sufficient for Sellers’ current use for, all such third party’s intellectual property rights in such contribution, excluding moral rights that are not assignable.
          (c) Except as does not relate to the Outlet Business, Sellers have obtained from all current and former employees agreements requiring disclosure and assignment of inventions, and non-disclosure agreements. Except as does not relate to the Outlet Business, to Sellers’ Knowledge, no current or former employee is in violation of such agreement.
          (d) To the Knowledge of Sellers, no current or former employee, consultant or other third party has developed any material technology, software or other intellectual property that is an Acquired Asset for Sellers that is subject to any agreement under which such individual has assigned or otherwise granted to any third party (other than any Seller) any material rights in or to such technology, software or other intellectual property.
          (e) To the extent that the Acquired Assets that are software owned by any Seller incorporate, integrate with, dynamically or statically link to, or use any third party intellectual property in the development, testing, pre-production, production, support or disaster recovery of the Acquired Assets, Sellers have (subject to any Permitted Encumbrance) (i) obtained all right, title and interest in and to such third party intellectual property by operation of law or by valid assignment or (ii) obtained perpetual (except in the event of breach) rights to use, modify, reproduce, display, prepare derivative works upon, perform, and distribute such third party intellectual property.
          (f) Except as does not relate to the Outlet Business, Sellers use no software that is distributed by Sellers as open source software (including but not limited to software distributed under the GNU General Public License (GPL) (all versions), the GNU Lesser General Public License (LGPL) (all versions) or the Artistic License, Apache 2.0).
          (g) To the Knowledge of Sellers, no current or former employee, consultant or other third party has contributed any Intellectual Property that is an Acquired Asset to any open source project.

          (h) Neither Sellers nor any current or former employee acting on Sellers’ behalf has contributed to any standards organization or similar entity that requires Sellers to grant or offer to grant third parties any rights in the Acquired Assets.
          (i) Except as does not relate to the Outlet Business, to the Knowledge of Sellers, the software owned or used by Sellers accurately recognizes, calculates, processes and stores all same century and multi-century formulas, dates, date notations (including leap years), time zones and any “day-light savings” formulas and resolves ambiguities in date and time input and output.
          (j) Except as does not relate to the Outlet Business, the software owned or used by Sellers accurately recognizes, calculates, processes and stores all numbers, whether expressed in decimal form, fraction form or both, in each case to the extent and in the manner sufficient for Sellers’ current use thereof.
          (k) No Seller or any of its employees has intentionally introduced into any software that is an Acquired Asset any code, device, criteria, mechanism or function for the purpose of adversely restricting, disabling, damaging, destroying or otherwise shutting down, or adversely altering the functionality of, specifications for, or access to, all or any portion of the software that is an Acquired Asset (including any computer code, programs or programming devices that are designed to, or which disrupt, modify, delete, deactivate, harm or otherwise impede any portion of such software in any material manner), all of the foregoing excluding documented access control functions. Sellers use the virus-scanning software listed on Section 3.17(k) of the Disclosure Schedule as well as security measures listed thereon.
     3.18 Privacy and Data Security Matters.
          (a) Except as does not relate to the Outlet Business, Sellers have not been required under Applicable Law to issue, and have not issued, any notifications under any Applicable Law relating to the actual or suspected unauthorized access or acquisition of personally identifiable information.
          (b) Except as does not relate to the Outlet Business, Sellers have not undergone any audit or regulatory inquiry from any Governmental Authority with respect to privacy or data security of personally identifiable information and, to Sellers’ Knowledge, no inquiry from any Governmental Authority (including as a result of complaints from any individuals provided to such Governmental Authority) is Threatened regarding same.
          (c) Except as does not relate to the Outlet Business, Sellers are in compliance in all material respects with all requirements under Applicable Law and applicable industry standards (including but not limited to Payment Card Industry standards and including regulatory requirements of Governmental Authorities) governing personally identifiable information and data security.
          (d) Except as does not relate to the Outlet Business, Sellers have obtained all consents required by Applicable Law with respect to current uses of individually identifiable data.

     3.19 Insurance. Sellers have made available to Buyer a true, correct and complete copy of all insurance policies (or, when not reasonably available, the corresponding insurance binders) in force on the date hereof that are maintained by or cover any material aspect of the Outlet Business. Such policies are in full force and effect, and no Seller is in default under any of them. No Seller has received any notice of non-renewal, cancellation or intent to cancel, not renew or increase premiums or deductibles with respect to such insurance policies, nor, to the Knowledge of Sellers, is there any basis for such action.
     3.20 Absence of Certain Events. From the Financial Information Date through the date hereof, there has not been any Material Adverse Effect. Since the Financial Information Date, the Outlet Business, taken has a whole, has been operated in all material respects in the Ordinary Course of Business of each Seller. From the Financial Information Date to the date of this Agreement, no Seller has done any of the following:
          (a) except in its Ordinary Course of Business, (1) except for cash distributions to any Seller, made any sale, lease to any other Person, license to any other Person or other disposition of any asset that relates to the Outlet Business or any Acquired Asset, (2) failed to use its commercially reasonable efforts to preserve and maintain the Leased Real Property in substantially the same condition as existed on the Financial Information Date, ordinary wear and tear excepted, (3) made any capital expenditure or purchase or otherwise acquired any material asset that relates to the Outlet Business or any Acquired Asset (other than purchases of inventory in its Ordinary Course of Business and capital expenditures that did not exceed $10,000 (individually or in the aggregate)), licensed any intangible asset that relates to the Outlet Business or any Acquired Asset from any other Person (other than any (A) license for Intellectual Property embedded in any equipment or fixture, (B) non-exclusive implied license of Intellectual Property or (c) non-exclusive license for the use of any commercially available off-the-shelf software), leased any real property from any other Person that relates to the Outlet Business or any Acquired Asset or leased any tangible personal property from any other Person that relates to the Outlet Business or any Acquired Asset (other than leases of tangible personal property in its Ordinary Course of Business under which the payments do not exceed $10,000 (individually or in the aggregate)) or (4) disclosed any material confidential, proprietary or non-public information that relates to the Outlet Business or any Acquired Asset (other than as is reasonably protected under a customary non-disclosure Contract);
          (b) granted any Encumbrance on any asset that relates to the Outlet Business or any Acquired Asset, other than (1) pursuant to a Major Contract (or a Contract not required to be disclosed in the Disclosure Schedule to avoid a breach under Section 3.10) or (2) any Permitted Encumbrance;
          (c) became a guarantor with respect to any obligation of any other Person, other than any other Seller, or assumed any obligation of any such Person for borrowed money, in each case other than guarantees or obligations that will not become Assumed Liabilities;
          (d) incurred any indebtedness for borrowed money that will become an Assumed Liability and cannot be prepaid at any time without penalty;
          (e) except in its Ordinary Course of Business, amended or terminated in any respect that is adverse to the Outlet Business, taken as a whole, any Major Contract;

          (f) (1) adopted or changed any material accounting method or principle used by such Seller, except as required under GAAP, the Code or any rule or regulation of the SEC or (2) changed any annual accounting period;
          (g) failed to use its commercially reasonable efforts to preserve, and prevent any material degradation in, such Seller’s relationship with its material suppliers and others having material business relations with such Seller relating to the Outlet Business;
          (h) entered into any employment agreement with any individual who is an Eligible Employee (other than oral arrangements for employment at will), or, except in its Ordinary Course of Business granted any bonus or otherwise increased the compensation or benefits payable or to become payable to any individual who is an Eligible Employee;
          (i) (1) paid, discharged, settled or satisfied any material claim that would have become an Acquired Asset, except (A) in its Ordinary Course of Business or (B) the payment, discharge, settlement or satisfaction of any claim to the extent reflected or reserved for on the Financial Information or (2) otherwise waived, released, assigned or transferred any right of material value that will be or would have become an Acquired Asset; or
          (j) agreed, by entering into a Contract or legally binding commitment, to do any of the foregoing.
     3.21 Employee Benefits.
          (a) Section 3.21 of the Disclosure Schedule lists all Seller Plans. Sellers have delivered to Buyer an accurate summary of each Seller Plan.
          (b) Each Seller Plan is in compliance in all material respects with its terms and with all applicable requirements of Applicable Law, including the Code and ERISA. As of the Closing Date, all contributions (including all premiums, employer contributions and employee salary reduction contributions) required to be made to, under or with respect to each Seller Plan with respect to individuals who may become Eligible Employees (and their dependents and beneficiaries) will have been made, other than immaterial amounts that will be made after Closing by a Seller without adverse effect on Buyer. There are no pending or threatened claims or proceedings against or relating to any Seller Plan (other than routine claims for benefits). No Seller or any ERISA Affiliate nor any director, officer or employee of any Seller or of any ERISA Affiliate has engaged in any unresolved Prohibited Transaction or committed any breach of fiduciary responsibility under ERISA, except for any Prohibited Transaction for which a specific exemption is provided under or pursuant to ERISA or the Code.
          (c) Each Seller Plan that is intended to be qualified under section 401 of the Code has been determined by the IRS to be so qualified.
          (d) No Seller has incurred or may incur, whether directly or indirectly, any liability or obligation under Title IV of ERISA with respect to any “employee pension plan” (within the meaning of Section 3(2) of ERISA), including, without limitation, any multiemployer plan described in Section 3(37) of ERISA. No Encumbrance has been imposed on the Acquired Assets pursuant to Section 302, 303 or Title IV of ERISA or Section 412 or 430 of the Code and no fact exists that would reasonably be expected to give rise to such Encumbrance. No Seller has contributed to or has had an obligation to contribute to a multiemployer plan as described in Section 3(37) of ERISA.
          (e) No Seller Plan provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant’s termination of employment, except as may be required by COBRA at such participant’s or such beneficiary’s expense. The requirements of section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA relating to COBRA continuation of health coverage have been satisfied with respect to each Seller Plan that is subject to such requirements.
          (f) No Seller is bound by any collective bargaining agreement to maintain any Plan. No Seller Plan is subject to the laws of, or maintained primarily for the benefit of employees whose principal employment is located in, a country other than the United States.
     3.22 Employees and Labor Relations.
          (a) As of the date hereof, no Seller is a party to or is bound by any collective bargaining agreement or other similar Contract with any labor union representing any employee of any Seller who would be an Eligible Employee. No labor strike, lockout or material labor dispute or work stoppage has occurred or, to any Seller’s Knowledge, has been Threatened, in each case from January 28, 2006 through the date of this Agreement with respect to any employee of any Seller who would be an Eligible Employee. To each Seller’s Knowledge, no union organizing campaign exists or has occurred from January 28, 2006 through the date of this Agreement with respect to any employee of any Seller who would be an Eligible Employee. Section 3.22(a) of the Disclosure Schedule contains, as of the date stated in Section 3.22(a) of the Disclosure Schedule, a true, correct and complete list of each Eligible Employee and with respect to each such Eligible Employee the following information: (a) the employer of such Eligible Employee, (b) the amount of salary currently being paid on a gross annualized basis (if applicable), the hourly pay rate (if applicable) of such Eligible Employee and the amount of compensation paid in the fiscal year ended February 2, 2008; and (c) the nature and amount of any material perquisites or employee benefits currently being provided to or for the account of such Eligible Employee, other than the Seller Plans described herein. Set forth in Section 3.22(a) of the Disclosure Schedule is a list of individuals, whose duties are Principally Related to the Outlet Business, who are (A) “leased employees” within the meaning of Section 414(n) of the Code or (B) “independent contractors” within the meaning of the Code and the rules and regulations promulgated thereunder.
          (b) To the Knowledge of the Sellers, no Eligible Employee is a party to any confidential information or other agreement that in any way restricts the ability of such Eligible Employee to perform his or her duties for the Sellers.
          (c) Each of the Sellers has complied in all material respects with all Applicable Laws relating to the employment of labor in connection with the conduct of the Outlet Business, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, nondiscrimination, harassment, and the payment of social security and other Taxes. All persons who have performed services for the Sellers in connection with the conduct of the Outlet Business and have been classified as independent contractors have satisfied the requirements of all Applicable Laws to be so classified, and as applicable the Sellers have fully and accurately reported their compensation on IRS Forms 1099 or other applicable tax forms for independent contractors when required to do so.
          (d) Except as set forth in Section 3.22(d) of the Disclosure Schedule, there are no proceedings pending or, to the Knowledge of the Sellers, Threatened, between the Sellers, on the one hand, and any current or former employees thereof who were employed in connection with the conduct of the Outlet Business, on the other hand, including any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortuous conduct, wage and hour claims, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic advantage. There are no claims pending or, to the Knowledge of the Sellers, Threatened, against any of the Sellers under any workers’ compensation plan applicable to any individual who is an Eligible Employee.
          (e) Sellers have provided all of their employees who would be an Eligible Employee with all wages, benefits, relocation benefits, stock options, bonuses and incentives and all other compensation which became due and payable through the date of this Agreement. No Seller has instituted any “freeze” of, or delayed or deferred the grant of, any cost-of-living or other salary adjustments for any of its employees who would be an Eligible Employee.
          (f) Set forth on Section 3.22(f) of the Disclosure Schedule is a list of all employees terminated by any Seller within 60 days before the Closing Date, the dates of the terminations, and the location in which all such employees worked. At all times prior to Closing, each Seller has complied in all material respects with the WARN Act and all similar state Applicable Laws, and other than the termination of the employees listed on Section 3.22(f) of the Disclosure Schedule, no Seller has taken any action which could affect the Parties’ obligations under the WARN Act.
     3.23 Suppliers.
          (a) Section 3.23(a) of the Disclosure Schedule sets forth, for the years ended February 2, 2008 and February 3, 2007 and for the quarter ended May 3, 2008, the names of each supplier that accounted for more than $100,000 of the operating expenses of the Outlet Business during any such period.
          (b) No supplier identified on Section 3.23(a) of the Disclosure Schedule with respect to the quarter ended May 3, 2008, has, since the start of such quarter, canceled or otherwise terminated, or threatened in writing to a Seller to cancel or terminate, its relationship with Sellers, or its business done with Sellers.
     3.24 Brokers. No Seller has any Liability or other obligation to any broker, finder or similar intermediary in connection with the purchase or sale of Acquired Assets hereunder that would cause Buyer to become liable for payment of any fee or expense with respect thereto.
     3.25 Projections. Sellers have provided Buyer with the projections for the Outlet Business included in the Greene Holcomb & Fisher “Confidential Executive Summary—Wilsons Leather Outlet” (the “Projections”). The Projections were prepared in good faith and are based upon assumptions and estimates that the Sellers believed to be reasonable at the time of preparation; it being understood by the Buyer that projections such as the Projections are inherently subject to risks, uncertainties and other factors that may cause actual results to differ from those stated in such Projections.
     3.26 Disclosure. To Sellers’ Knowledge, no information furnished by or on behalf of Sellers to Buyer in connection with this Agreement (including the Disclosure Schedule) contains any untrue statement of a material fact or omits to state a material fact necessary to make such statement, in the light of the circumstances under which it was made, not misleading.
     3.27 Certain General Exceptions. Notwithstanding any term of this Agreement, no representation or warranty is made by any Seller in this Agreement regarding any product (including with respect to the non-infringement of any Intellectual Property of any third party relating to such product) purchased from or through, or otherwise supplied by or through, G-III Apparel Group, Ltd., an Affiliate of Buyer (“G-III”), or any Affiliate of G-III.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer hereby represents and warrants to each Seller as follows:
     4.1 Organization and Good Standing. Buyer is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware. Buyer is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the ownership and leasing of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing will not materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein. Buyer has full corporate power and authority to own and lease its properties and assets and conduct its business as now conducted.
     4.2 Authority and Authorization. The execution, delivery and performance of this Agreement and each Ancillary Document of Buyer have been duly authorized and approved by all necessary corporate action with respect to Buyer, and each such authorization and approval remains in full force and effect. This Agreement and each Ancillary Document of Buyer has been duly executed by Buyer. Assuming due authorization, execution and delivery by each Seller of this Agreement and each Ancillary Document of any Seller, this Agreement is, and each Ancillary Document of Buyer is, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent enforceability may be limited by any Enforceability Limitation. Buyer has all requisite corporate power and authority to enter into this Agreement and each Ancillary Document to be executed and delivered by Buyer and to consummate the transactions contemplated herein and therein to be consummated by Buyer.
     4.3 Conflicts and Consents.
          (a) Conflicts. Neither the execution or delivery by Buyer of this Agreement or by Buyer of any Ancillary Document nor consummation by Buyer of the transactions contemplated herein or therein does or will (with or without the passage of time or giving of notice): (1) constitute a breach of, violate, conflict with or give rise to or create any right or obligation under any Organizational Document of Buyer; (2) violate any Applicable Law or Order; or (3) constitute a breach or violation of or a default under, conflict with or give rise to or create any right of any Person other than Buyer to accelerate, increase, terminate, modify or cancel any right or obligation under, any Contract to which Buyer is a party, except where such a breach, violation, default, conflict or right described in clause (a)(2) or (a)(3) above will not materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein.
          (b) Consents. No consent or approval by, notification to or filing with any Person is required in connection with Buyer’s execution, delivery or performance of this Agreement or any Ancillary Document of Buyer or Buyer’s consummation of the transactions contemplated herein or therein, except for any consent, approval, notice or filing, the absence of which will not materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein.
     4.4 Litigation and Orders. There is no Proceeding pending or, to Buyer’s Knowledge, Threatened against Buyer, as of the date of this Agreement, that, if decided adversely to Buyer, will materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein. As of the date of this Agreement, Buyer is not subject to any Order that will materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein.
     4.5 Availability of Funds. Buyer has available cash or existing available borrowing capacity under committed borrowing facilities on the date hereof, and Buyer will have available cash at Closing, in each case that is sufficient to enable Buyer to consummate the transactions contemplated herein. Buyer’s obligations hereunder are not contingent upon procuring any financing.
     4.6 Forward-Looking Statements. Buyer and its representatives have received certain estimates, budgets, forecasts, plans and financial projections (collectively, “Forward-Looking Statements”). There are uncertainties inherent in the Forward-Looking Statements, and Buyer is familiar with such uncertainties.
     4.7 Brokers. Buyer has no Liability or other obligation to any broker, finder or similar intermediary in connection with the purchase or sale of the Acquired Assets hereunder that would cause any Seller to become liable for payment of any fee or expense with respect thereto.
     4.8 Capitalization. Buyer’s capitalization consists of equity of $15,000,000 and long-term debt of $10,000,000.
ARTICLE 5
CERTAIN COVENANTS
     5.1 No Liability for Unobtained Consents and Governmental Permits. Buyer acknowledges and agrees that (1) certain Consents may be necessary from parties to Contracts in connection with the transactions contemplated herein in order to not constitute at Closing a breach or violation of or a default under, conflict with or give rise to or create any right or obligation under or create any Encumbrance (other than a Permitted Encumbrance) under, such Contracts, which Consents have not been obtained, (2) certain Permits may be required as a result of the transactions contemplated herein for Buyer to conduct the Outlet Business after Closing in the manner in which the Outlet Business was conducted before Closing and (3) except to the extent expressly stated in Article 3, no Seller has made (and no Person on behalf of any Seller has made) any representation or warranty or similar assurance regarding the need for or desirability of any consent or approval by, notification to or filing with any Person, nor regarding the need for or desirability of any Permit. Buyer agrees that, except as otherwise expressly provided in this Section 5.1 (or as a result of a breach of any representation or warranty in Article 3), no Seller will have any Liability or other obligation whatsoever to Buyer or any of Buyer’s Other Indemnified Persons arising out of, relating to or resulting from the failure to obtain any such Consent or Permit (provided that each Seller has performed its related obligations hereunder). Buyer further agrees that no term herein will be breached as a result of (a) failure to obtain any such Consent or Permit or (b) any claim or Proceeding commenced or Threatened by or on behalf of any Person arising out of, relating to or resulting from the failure to obtain any such Consent or Permit.
     5.2 Access to Information.
          (a) Certain Removals of Certain Information and Other Assets. After Closing, if any information or other asset of any Seller (or any Affiliate of any Seller) that is not an Acquired Asset was included in the Acquired Assets, or if Buyer (or any of its Affiliates) otherwise retains access to or use of any such information or other asset in connection with its acquisition of the Outlet Business hereunder, then Buyer will cooperate with Sellers in all reasonable respects, at Sellers’ expense, to maintain the confidentiality of such information or other asset (if applicable), not use such information or other asset and redact or otherwise remove such information or other asset from such Acquired Asset (or to otherwise cause Buyer and its Affiliates to no longer have access thereto or use thereof).
          (b) Post-Closing Access for Sellers. Throughout the seven-year period after Closing, subject to Buyer’s reasonable confidentiality precautions, Buyer will, during normal business hours and upon reasonable notice from any Seller: (1) cause any Seller and any Seller’s representatives to have reasonable access to the books and records (including financial and Tax records, Tax Returns, files, papers and related items) relating to the Outlet Business and to the personnel responsible for preparing and maintaining such books and records, in each case to the extent necessary or reasonably desirable to (A) defend or pursue any Proceeding, (B) defend or pursue indemnification matters hereunder, (C) prepare or audit financial statements, (D) prepare or file Tax Returns or (E) address other Tax, accounting, financial or legal matters or respond to any investigation or other inquiry by or under the control of any Governmental Authority; and (2) permit any Seller and any Seller’s representatives to make copies of such books and records for the foregoing purposes, at such Seller’s expense.
          (c) Post-Closing Access for Buyer. Throughout the seven-year period after Closing, subject to any Seller’s reasonable confidentiality precautions, each Seller will, during normal business hours and upon reasonable notice from Buyer: (1) cause Buyer and Buyer’s representatives to have reasonable access to any (if any) portion of the books and records (including financial and Tax records, Tax Returns, files, papers and related items) of any Seller relating to the Outlet Business that were not an Acquired Asset and to the personnel responsible for preparing and maintaining such books and records, in each case to the extent necessary or reasonably desirable for Buyer to take any action of the type contemplated in any of clauses (c)(1)(A) through (c)(1)(E) of Section 5.2(b); and (2) permit Buyer and Buyer’s representatives to make copies of such portion of such books and records for the foregoing purposes, at Buyer’s expense.
          (d) Post-Closing Retention of Information by Sellers. At and after Closing, without limiting the definition of Excluded Assets, each Seller may retain in such Seller’s (or any of its Affiliates’) possession, subject to Buyer’s reasonable confidentiality precautions, any copies of any books or records of such types described in Section 5.2(b)(1) that are in any Seller’s possession or control (or the possession or control of any of its Affiliates), including for any purpose described in Section 5.2(b)(1).
     5.3 Further Assurances. If after Closing any further action is necessary, proper or desirable to carry out any purpose of this Agreement, then each Party will take such further action (including, without limitation, the execution and delivery of further documents to effect the transfer of Intellectual Property or other Acquired Assets to Buyer) as any other Party reasonably requests to carry out such purpose. The foregoing will be at the expense of such requesting Party, except to the extent such requesting Party is entitled to indemnification therefor or to the extent this Agreement otherwise allocates such expense to any other Party. Sellers will provide to Buyer applicable copies of employee benefits records to the extent permitted by Applicable Law, without cost to Buyer.
     5.4 Confidentiality and Publicity.
          (a) Confidentiality Agreement. Subject to the other terms of this Section 5.4, the Confidentiality Agreement, dated March 31, 2008, to which G-III and Parent are a party (the “Confidentiality Agreement”), will remain in full force and effect pursuant to its terms, except that, after the Closing Date, information that G-III is required to keep confidential under the Confidentiality Agreement, for purposes of the obligations of G-III under the Confidentiality Agreement, will be deemed not to refer to any information then Principally Relating to the Outlet Business.
          (b) Publicity. Except as stated in this Section 5.4(b) or 5.4(c), each Party will not, and each Party will cause each of its Affiliates not to, make any public release or announcement regarding this Agreement or any of the transactions contemplated herein without the prior written approval thereof of each other Party (which will not be unreasonably withheld). Each Party will cooperate with each other Party in issuing, promptly after entering into this Agreement, its press release (with mutually agreed upon text) that announces the Parties’ entry into this Agreement and the transactions contemplated herein generally.
          (c) Certain Permitted Disclosures. Notwithstanding the foregoing, nothing in this Section 5.4 will prevent any of the following at any time:
          (1) a Party or any of its Affiliates disclosing any information to the extent required under Applicable Law (other than due to any requirement of the SEC or the rules and regulations of any national securities exchange, which is addressed in one or more clauses below); provided, however, that if a Party or any of such Party’s Affiliates is so required to so disclose any information that otherwise would be prohibited in the absence of this Section 5.4(c), then (A) such Party will provide to each other Party prompt written notice thereof and cooperate (and cause such Affiliate, as applicable, to cooperate) with each other Party, to the extent any other Party reasonably requests, so that such other Party may seek a protective order or other remedy or waive compliance with the terms of this Agreement (subject, in each case, to legal requirements to the contrary) and (B) if such protective order or other remedy is not obtained, or if each such applicable other Party waives compliance with the terms of this Agreement, then such Party will (and will cause such Affiliate, as applicable, to) disclose only the portion of such information that is so required to be disclosed, and such Party will (and will cause such Affiliate, as applicable, to) use its commercially reasonable efforts, at the expense of such other Party, to obtain reasonable assurance that confidential treatment will be accorded such information;
          (2) a Party or any of its Affiliates making any release or announcement that is required by the SEC or the rules or regulations of any national securities exchange, in which case such Party will (or will cause such Affiliate to), if practicable under the circumstances, allow each other Party reasonable time to comment on such release or announcement in advance;
          (3) any Seller communicating with any of its suppliers on a need to know basis regarding the transactions contemplated herein, including regarding any change to any document, requirement or process relating to any product or service of any Seller;
          (4) a Party or any of its Affiliates making a statement or disclosure (A) as part of its or any of its Affiliate’s financial statements or, notwithstanding clause (c)(1) above, Tax Returns or filing with the SEC or any national securities exchange or (B) to the extent reasonably necessary to enforce or comply with this Agreement; or
          (5) a Party making a statement or disclosure to (A) such Party’s (or any of its Affiliate’s) paid legal, accounting and financial advisers to the extent reasonably necessary for any such adviser to perform its paid legal, accounting and financial services, respectively, for such Party (or such Affiliate) or (B) any lender or prospective lender of such Party (or such Affiliate) to the extent reasonably required as part of such lending relationship.
     5.5 Employee Matters.
          (a) Definitions.
          (1) “Eligible Employee” means, as of immediately before the Effective Time, any employee of any Seller who is: (A) primarily rendering services in one or more Outlet Stores; (B) a district or regional manager dedicated primarily to the Outlet Business; or (C) listed as such in Exhibit 5.5(a). Notwithstanding the foregoing, the definition of Eligible Employee excludes any employee of any Seller who is listed as not being Eligible Employee in Exhibit 5.5(a), who are individuals that Sellers may determine to retain.
          (2) “Transferred Employee” means each Eligible Employee who accepts Buyer’s offer of employment as contemplated in Section 5.5(b). Notwithstanding the foregoing, an Eligible Employee will become a “Transferred Employee,” if at all, on or as of: (1) immediately after the Effective Time on the Cut-Off Date, if such Eligible

Employee is then actively a worker; (2) immediately after the Effective Time on the Cut-Off Date, if such Eligible Employee is absent from work on such date due to authorized vacation or jury duty and returns to active employment following the end of the vacation or the completion of jury duty, as the case may be; or (3) the date such Eligible Employee returns to active employment, in the case of an Eligible Employee who, on the Cut-Off Date, is absent from work due to sick leave, short term disability, maternity leave, military leave or other authorized leave of absence with a right to return to his or her job, and who returns to active employment within the time required under the original terms and conditions applicable to such absence.
          (b) Offers of Employment with Buyer. Prior to the Closing, to be effective immediately after the Effective Time, Buyer has made or will have made bona fide offers of employment to all Eligible Employees, including each Eligible Employee on medical, disability, family, military or other leave of absence as of the Effective Time (but not any employment offer to, or hiring of, any employee of any Seller that is not an Eligible Employee), and Buyer will hire each Eligible Employee that accepts such offer of employment. Such offered employment will have been, in each case, on terms (other than regarding employee benefits, which are the subject of other terms of this Section 5.5) that are comparable, as a whole for each individual, to the terms of employment provided to each such Eligible Employee immediately before the Effective Time by the applicable Seller. Not later than the Closing Date, Sellers notified or will notify each Eligible Employee to be hired by Buyer, in writing, that his/her employment with Sellers is terminated as of the Effective Time.
          (c) Employee Retention. Subject to the other obligations of Buyer in this Section 5.5, nothing in this Section 5.5 otherwise obligates Buyer to continue the employment of any Transferred Employee for any specific period after the Effective Time.
          (d) Statutory Notices. At all times after the Effective Time, Buyer will comply in all material respects with the WARN Act and all similar state Applicable Laws. Buyer and Sellers acknowledge and agree that they are relying on the foregoing for purposes of assessing any obligations to give notice to employees of the transactions contemplated herein or to take any other action under Applicable Law.
          (e) COBRA and Other Obligations. The “selling group” (within the meaning of paragraph (a) of Q&A-3 of Treasury Regulation §54.4980B-9) will continue to maintain group health plan coverage available to its employees after the Closing such that Buyer will not become a “successor employer,” as that term is defined in paragraph (c) of Q&A-8 of Treasury Regulation §54.4980B-9. Except as specifically provided in this subsection (but without limiting Buyer’s express obligations under Section 5.5(h)), Buyer does not and will not assume the sponsorship of, the responsibility for contributions to, or any liability under or in connection with, any Seller Plan. Without limiting the foregoing, Buyer shall have no obligation whatsoever to pay all or any part of, and Sellers shall remain responsible for, (i) any severance benefits that a Seller is or may be obligated to pay in connection with the termination of employment by Seller of any of its employees, (ii) accrued but unpaid salaries, wages, bonuses, incentive compensation or other compensation owing by any Seller or (iii) any bonuses or other amounts due to employees of any Seller with respect to their employment by any Seller arising from or related to the transactions contemplated herein or any other types of stay or change in control bonus payments. After Closing, Buyer will make available group medical, dental and vision coverage to Transferred

Employees and their eligible dependents. Seller will be responsible for offering and, if elected, providing COBRA health coverage continuation to all individuals who are “M&A qualified beneficiaries” with respect to the transactions contemplated herein (within the meaning of Treasury Regulation section 54.4980B-9, Q&A-4). For the avoidance of doubt, Seller shall not be responsible for satisfying COBRA continuation coverage obligations arising after the Closing with respect to Transferred Employees and their dependents who have become covered by Buyer’s group health plan. Sellers shall remain solely responsible for all liabilities relating to or arising in connection with (1) claims for welfare benefits incurred by Transferred Employees and their qualified beneficiaries and dependents before the date they become Transferred Employees, and (2) claims by Transferred Employees for workers’ compensation benefits arising in connection with any occupational injury or disease occurring on or prior to the Effective Time. At the Effective Time for any employee that becomes a Transferred Employee on the Cut-Off Date, and at the close of Business on the date any other employee becomes a Transferred Employee, such employee and his or her dependents shall cease participation in all Seller Plans, except with respect to benefits accrued as of, or claims incurred and payable as of, such time or as contemplated in Section 5.5(h).
          (f) No Transfer of Plan Assets. No portion of the assets of any trust or other fund maintained by any Seller or any Affiliate of any Seller for the purpose of paying benefits under any Seller Plan will be transferred to Buyer or any Plan of Buyer or any of Buyer’s Affiliates.
          (g) No Amendment of Benefits nor Third-Party Beneficiary. Without limiting Section 9.4, (1) no Plan or other employee benefit is, or will be deemed to be, amended by any term hereof and (2) no Person, including any employee (or dependent thereof) of any Party or any Affiliate of any Party, is a third party beneficiary of any term of this Section 5.5.
          (h) Employee Benefits Transition. The Parties agree to the following arrangements for the provision of certain welfare benefits to Transferred Employees and their dependents during the period from the Effective Time until 11:59 p.m. on July 31, 2008 (the “Transition Period”):
          (1) Insured Plans. The Seller Plans that are fully insured and that will continue to provide coverage for Transferred Employees and their dependents during the Transition Period are medical insurance for Sellers Headquarters and Sellers Distribution Facility employees, and life insurance. To the extent that Buyer deducts employee contributions for the employee share of such coverages with respect to coverage provided during the Transition Period, Buyer will pay the amounts so deducted to Sellers within three Business Days following each payroll date on which such amounts are deducted. Sellers will be responsible for the employer share of the premiums for such coverages during the portion of the month of July 2008 from July 1 until the Effective Time. Buyer will be responsible for the employer share of the premiums for such coverages during the Transition Period. Within three Business Days following the payroll date on which the employee share of said premiums are deducted (or would have been so deducted, it being Buyer’s option as to whether so deducted) with respect to coverage provided for a portion of the Transition Period, Buyer will pay to Sellers an amount equal to the employer share of the premium for the coverage provided during that portion of the Transition Period. Sellers will transmit to the respective insurance carriers all premium amounts received from Buyer pursuant to this clause (1), which payments will occur not later than the payment date for each such premium under the historical practices of Sellers.
          (2) Self-Insured Plans. The Seller Plans that are self-insured and that will continue to provide coverage for Transferred Employees and their dependents during the Transition Period are medical coverage for field employees, dental coverage and vision coverage. To the extent that Buyer deducts employee contributions for the employee share of such coverages with respect to coverage provided during the Transition Period, Buyer will pay the amounts so deducted to Sellers within three Business Days following each payroll date on which such amounts are deducted. In addition, within three Business Days following July 31, 2008, Buyer will pay to Sellers an amount equal to the pro rata share of the July 2008 premium paid to Sellers’ stop-loss carrier attributable to such coverage provided during the Transition Period. Sellers will be responsible for the costs covered by said Seller Plans with respect to claims of Transferred Employees and their dependents that are incurred due to the provision of services during the portion of the month of July 2008 from July 1 until the Effective Time. Buyer will be responsible for the costs covered by said Seller Plans with respect to claims of Transferred Employees and their dependents that are incurred due to the provision of services during the Transition Period. As soon as administratively feasible following the end of each month during the period from July through December of 2008, Sellers will provide to Buyer a statement showing (A) the aggregate amount of claims paid by Sellers (disregarding any such claims to the extent reimbursed to Sellers by Sellers’ stop-loss carrier) under such self-insured plans with respect to coverage provided to Transferred Employees and their dependents during the Transition Period, (B) the aggregate amount of employee contributions received by Sellers (through payroll deduction or by payment from Buyer under the foregoing provisions of this clause (2)) with respect to such self-insured coverage provided to Transferred Employees and their dependents during the Transition Period and (C) for months following July 2008, the aggregate amount of reimbursements received from Buyer under the next sentence of this clause (2) with respect to months preceding the month to which the statement relates. Within three Business Days following its receipt of the statement for a month, Buyer will pay to Sellers the amount, if any, by which the amount in clause (A) of the previous sentence exceeds the sum of the amounts in clauses (B) and (C) of such sentence.
          (3) Proration. To the extent that it is necessary to prorate premiums or contributions under the preceding provisions of this Section 5.5(h) with respect to a particular period (such as a month or a payroll period), proration will be based on the number of calendar days in each portion of the period divided by the total number of calendar days in the applicable period.
          (i) Seller Plans. Within 30 days after the Closing, Sellers shall deliver to Buyer true, correct and complete copies of (a) the governing documents of each Seller Plan, (b) where applicable, the most recent summary plan description of each Seller Plan, and (c) any employee handbook or similar materials furnished to Seller employees who are Eligible Employees.

     5.6 Mail, Receivables and Other Items to be Given to Proper Party. After Closing, (a) each Party will promptly deliver to the proper Party the original of any mail or other communication received by such Party that is or should properly be the property of such other Party and (b) at least monthly, each Party will deliver to the proper Party any monies, checks or other instruments of payment received by such Party to which such other Party is entitled.
     5.7 Transfer Taxes. Buyer will, on the one hand, and Sellers, on the other hand, will each pay when due 50% of all Transfer Taxes. Each Seller and Buyer will cooperate in all reasonable respects in timely making all filings, returns, reports and forms as may be required to comply with the provisions of Applicable Law relating to any Transfer Tax and in executing and delivering certificates that accurately set forth relevant facts to entitle any Seller or Buyer to exemptions from the payment of Transfer Taxes (if applicable). “Transfer Tax” means any sales, use, value-added, business, goods and services, transfer (including any stamp duty or other similar tax chargeable in respect of any instrument transferring property), documentary, conveyancing or similar tax or expense or any recording fee, in each case that is imposed as a result of any transaction contemplated herein, together with any penalty, interest and addition to any such item with respect to such item.
     5.8 Covenant Not to Compete and Related Covenants.
          (a) To further ensure that Buyer receives the expected benefits of acquiring the Acquired Assets, each Seller agrees that (subject to the other terms of this Section 5.8), throughout the period that begins at the Effective Time and ends on the second anniversary of the Closing Date (but excluding any period between the Effective Time and the occurrence of Closing, in the case where the Effective Time precedes Closing), such Seller will not, and such Seller will cause each of its Subsidiaries not to, directly or indirectly,
          (1) own or hold any equity interest in or manage or otherwise operate any Person that owns or operates any Restricted Business in the Restricted Area, where
          (A) “Restricted Business” means any outlet store, or group of outlet stores owned by the same Person or by Persons that are Affiliates, in each case with respect to which greater than 50% of the revenue from such outlet store, or group of outlet stores, is directly derived from the retail sale of leather outerwear, and
          (B) “Restricted Area” means the geographical area of the United States; or
          (2) employ in the Restricted Area any individual who, immediately before the Effective Time, was an Eligible Employee who was (at such time) an officer or management-level employee of any Seller or any Affiliate of any Seller.
          (b) Notwithstanding Section 5.8(a), nothing in this Agreement prohibits or otherwise restricts any Seller or any of its Subsidiaries from performing, permitting or otherwise being involved in, any of the following:
          (1) any Permitted Investment, where “Permitted Investment” means: (A) owning or holding less than 2% of the outstanding shares of any class of stock that is regularly traded on a recognized domestic or foreign securities exchange or over-the-counter market; or (B) an acquisition after Closing of any of a Person’s assets or equity interests or any of such Person’s or its Affiliates’ businesses (such Person or businesses so acquired being the “Permitted Acquired Business”) if the portion of the Permitted Acquired Business that is engaged in the Restricted Business generated less than 20% of the total revenue of such Permitted Acquired Business during the most recently completed fiscal year of such Permitted Acquired Business preceding the date of such acquisition; or
          (2) (A) general solicitation for employment (including in any newspaper or magazine, over the internet or by any search or employment agency) if not specifically directed towards any employee of Buyer of any of its Affiliates, (B) hiring an individual (x) where the initial contact with such individual regarding such hiring primarily arose from any such general solicitation or (y) whose employment with Buyer or any Affiliate or Buyer ceased under circumstances that did not involve any solicitation (other than any solicitation contemplated under clause (b)(2)(A) above) by any Seller or any Affiliate of any Seller or (C) hiring or retaining any individual that Buyer did not offer to hire as of the Cut-Off Date or the following day or involuntarily terminated on or after the Cut-Off Date.
          (c) Each Seller specifically acknowledges and agrees that (1) this Section 5.8 is reasonable and necessary to ensure that Buyer receives the expected benefits of acquiring the Acquired Assets, (2) Buyer has refused to enter into this Agreement in the absence of this Section 5.8 and (3) breach of this Section 5.8 will harm Buyer to such an extent that monetary damages alone may be an inadequate remedy. Therefore, in the event of a breach by any Seller of this Section 5.8, Buyer (in addition to all other remedies Buyer may have) will be entitled to seek a temporary restraining order, injunction and other equitable relief (and seek that it be without posting any bond or other security) restraining such Seller from committing or continuing such breach.
     5.9 Intercompany Accounts. Each Seller will cause all intercompany accounts in effect immediately before the Effective Time between or among any of the Sellers with respect to the Outlet Business that relate to any Acquired Asset or Assumed Liability, to be paid in full or otherwise fully satisfied, effective at or before the Effective Time.
     5.10 Bulk Sales Laws. Without limiting any right of Buyer under Article 8, Buyer (a) acknowledges that the Parties or any of them may not comply with the provisions of any bulk transfer law or Tax law relating to bulk sales or bulk transfers of any jurisdiction in connection with any Acquired Asset or the transactions contemplated by this Agreement and (b) hereby waives any requirement of compliance with such laws; provided, however, that no such waiver shall relieve Parent and Sellers or liability for any pre-Closing Taxes.
     5.11 License Back and Name Changes.
          (a) License Back of Names. Upon and subject to the terms of this Section 5.11, effective as of the Effective Time, Buyer hereby grants to each Seller the non-transferable (except to any Affiliate of such Seller, which is permitted), royalty-free, non-exclusive license and right to use, during the License Period, each Mark in any location.

          (b) Additional Terms Regarding License Back. Each Seller agrees that, during the License Period, (1) the nature and quality of all products and services sold by such Seller (or Affiliate of such Seller) under any Mark will conform in all material respects to such Seller’s (or Affiliate’s) past practices, standards and specifications followed prior to Closing, (2) the use of any Mark by any Seller (or any such Affiliate) will conform in all material respects to such Seller’s (or Affiliate’s) past practices, standards and specifications followed prior to Closing, (3) it will not do anything to materially and negatively impact the value of any Mark or the reputation and goodwill associated therewith and (4) such Seller will (and will cause each such Affiliate to) diligently pursue a process that gradually decreases the use of any Mark. Should Buyer believe that any Seller is not complying with Section 5.11(b), Buyer shall notify such Seller in writing of its concerns. Such Seller will then have 10 Business Days to cure its defect in all material respects. If such Seller acknowledges and agrees that it is in default, but refuses to cure its defect, the License Period shall immediately terminate and Sellers shall immediately cease use of the Marks. If, however, there is a good faith dispute as to whether such Seller is in default or whether such a default has been cured, nothing in this Section limits Buyer’s right to seek indemnification for such non-compliance or to seek (including before the end of such period) injunctive relief to stop such non-compliance.
          (c) Definitions. The following definitions apply:
          (1) “License Period” means the period that begins at the Effective Time and ends on the 180th day after the Closing Date.
          (2) “Mark” means each trademark, service mark, trade name, trade dress, design, logo or other similar Intellectual Property used by any Seller in the conduct of the Outlet Business that is an Acquired Asset.
          (d) Name Changes. Within 10 Business Days after Closing (or, for any Seller or Affiliate of any Seller that is not incorporated in any state of the United States or with respect to Parent’s ticker symbol on the NASDAQ stock market, as soon as practicable after such 10th Business Day), each applicable Seller will, and cause each of its applicable Affiliates to, take the corporate action necessary to change such Seller’s, or such Affiliate’s, name to a name that does not contain the word “Wilsons” or any term confusingly similar thereto by making all required filing with the applicable Governmental Authority of an amendment to such Seller’s, or Affiliate’s, charter, certificate of incorporation or other applicable document reflecting such name change. Promptly thereafter, each applicable Seller will, and will cause each of its applicable Affiliates to, file with the applicable Governmental Authorities in each jurisdiction in which it is qualified to do business as a foreign corporation appropriate forms reflecting such name change.
     5.12 Transition Services. At Closing, Parent and Buyer will enter into agreements substantially in the form of Exhibit 5.12-1 and 5.12-2, each dated the Closing Date, and each providing for certain transition services after the Effective Time under and subject to the terms thereof (each a “Transition Services Agreement”).

     5.13 Insurance and Insurance Proceeds.
          (a) Post-Closing and Assumed Liabilities. To the extent existing and permitted by their terms, Sellers shall maintain in full force and effect their general liability and product liability insurance policies relating to the pre-Closing operation of the Outlet Business for one year after the Closing. Without limiting the foregoing, if after Closing Buyer reasonably determines that any Liability or other obligation that is an Assumed Liability is then covered by any insurance policy relating to the Outlet Business of any Seller (or any Affiliate of any Seller) and such Liability or other obligation is not covered by any insurance policy of Buyer (or any Affiliate of Buyer), then Buyer may give a notice to Sellers that states such determination and describes such Liability or other obligation in reasonable detail. If Buyer gives such a notice, then the following will apply:
          (1) The applicable Parties will cooperate in all reasonable respects, at Buyer’s expense, to determine if the following conditions are satisfied: (A) such Liability or other obligation is covered by any such insurance policy of any Seller (or Affiliate of any Seller), (B) any Seller (or Affiliate of any Seller) has the right to obtain any insurance proceeds with respect thereto and (C) such Liability or other obligation is not covered by any insurance policy of Buyer (or any Affiliate of Buyer).
          (2) If all of the conditions in the preceding clause (b)(1) are satisfied or there is a reasonable likelihood that all of such conditions are satisfied, then, at Buyer’s expense, the applicable Sellers will use commercially reasonable efforts to obtain such proceeds from the provider of such insurance of such Sellers (or their applicable Affiliates).
          (3) To the extent any Seller (or any Affiliate of any Seller) actually recovers any such insurance proceeds (which, for the avoidance of doubt, would be the amount in excess of any deductible, retention or self-insurance amount), then such Seller will pay (or cause such Affiliate to pay) to Buyer an amount equal to the difference of (1) such amount of such recovered proceeds (but not to exceed the amount of such associated Liability or other obligation that is an Assumed Liability) minus (2) the costs and expenses of any Seller (or Affiliate of any Seller) incurred in connection with the foregoing (to the extent not already reimbursed by Buyer), including with respect to any Tax.
     5.14 Substitution of Seller Collateral. For and at Closing, and to the extent not accomplished at Closing then as soon thereafter as is reasonably possible after any Seller’s request, Buyer will use its commercially reasonable efforts to secure the unconditional release and, as appropriate, return to the applicable Seller, of any Seller Collateral (with “Seller Collateral” meaning any letter of credit and any collateral given to the issuer thereof, escrowed funds, guarantee, bond or other collateral given by or on behalf of any Seller, in each case to the extent pertaining to any of the Acquired Assets, but not meaning any such collateral that is an Acquired Asset). Exhibit 5.14 identifies such letters of credit as of the date hereof. Until any such release is secured, all costs of any Seller for the continuation of any Seller Collateral relating thereto after the Effective Time will be paid by Buyer within three Business Days after such Seller informs Buyer thereof. Nothing in this Section 5.14 will limit or otherwise affect the assumption by Buyer of any Liability or other obligation that is an Assumed Liability.

     5.15 Customer Data. No information in any customer list or related record will be an Acquired Asset, to the extent the Person to which such information pertains has requested or required that such information not be shared with or provided to any Person in a manner that would preclude giving such information to Buyer hereunder, including by making (whether by act or omission) such request or requirement via any Contract, applicable privacy policy or other means of communication with any Seller or any Affiliate of any Seller. At all times after Closing, Buyer will (a) cause all customer lists and related records that are an Acquired Asset to only be used in compliance with Applicable Law and (b) act in a manner consistent with, and cause to be honored, all applicable Contracts, privacy policies and other means of communication in connection with which any Seller (or any Affiliate of any Seller) collected such information, including all customer opt out requests, flags and similar items existing in connection with any such customer list or record that are identifiable to Buyer in connection therewith.
     5.16 Transaction Confidentiality Agreements. After the Closing Date, to the extent reasonably requested by Buyer, Parent will use its commercially reasonable efforts to enforce the terms of each Transaction Confidentiality Agreement for Buyer’s benefit; provided that, within three Business Days after Parent informs Buyer thereof, Buyer will reimburse Parent for all costs (including reasonable attorneys’ fees and expenses) of Parent or any of its Affiliates arising out of, relating to or resulting from such requested enforcement. “Transaction Confidentiality Agreement” means a confidentiality agreement that Parent entered into after January 1, 2008 with any prospective purchaser (other than Buyer) of the Outlet Business.
     5.17 Post-Closing Releases of Sellers. After Closing, with respect to any Real Property Lease under which any Seller has any obligation after Closing, Buyer will cooperate with the applicable Seller in all reasonable respects, at such Sellers’ expense, to obtain the full release, in writing and in a form reasonably satisfactory to the applicable Seller, of all of the obligations (of every kind and nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent and whenever arising) of such Seller (and to the extent applicable, of each Affiliate of such Seller) first arising after the Effective Time under or in connection with such Real Property Lease.
     5.18 Certain Obligations Regarding Customers.
          (a) Gift Card Items. Buyer will have no obligation to honor any Gift Card Item; however, if there is honored, in a transaction with a customer at an Outlet Store after the Effective Time but on or before May 31, 2009, any gift certificate, gift card, voucher or similar item giving such customer, as the holder of such item, the right to apply the monetary value of such item to any purchased product from any Seller (or any Affiliate of any Seller), in each case that was sold or issued by any Seller (or any Affiliate of any Seller) prior to the Effective Time (each such item being a “Gift Card Item”), then (i) Buyer shall use commercially reasonable efforts to prevent duplicate charges and (ii) Sellers will reimburse Buyer for the dollar amount properly applied (as determined under this Section 5.18(a)) by Buyer to such customer’s purchase from Buyer of such purchased product pursuant to such Gift Card Item (the “Reimbursable Amount”) as and to the extent provided in Section 5.18(a)(2).
          (1) Within 30 days after May 31, 2009, Buyer will deliver to Parent a statement (the “Gift Card Statement”) setting forth (A) the aggregate Reimbursable Amount with respect to the period commencing at the Effective Time and ending on May 31, 2009 (the “Total Reimbursable Amount”) and (B) information Sellers reasonably require to confirm Buyer’s calculations of the amounts owed under this Section (which may include the serial numbers or other identifying information establishing that a Gift Card Item was sold or issued by a Seller or an Affiliate of a Seller prior to the Effective Time, the date such Gift Card Item was used by Buyer’s customer, the amount remaining on such Gift Card Item before and after such transaction, and the Reimbursable Amount with respect to each transaction).
     (2) (A) If the Total Reimbursable Amount equals or exceeds the sum of the Gift Card Holdback Amount plus any amounts paid by any Seller or any Affiliate of any Seller to Buyer with respect to any Reimbursable Amounts, Sellers shall not be entitled to the return of any portion of the Gift Card Holdback Amount. If the Total Reimbursable Amount is less than the sum of the Gift Card Holdback Amount plus any amounts paid by any Seller or any Affiliate of any Seller to Buyer with respect to any Reimbursable Amounts, Buyer shall, along with the Gift Card Statement, deliver to Parent, by check or by wire transfer of immediately available funds to an account designated by Parent in writing, the amount by which the Total Reimbursable Amount is less than the sum of the Gift Card Holdback Amount plus any amounts paid by any Seller or any Affiliate of any Seller to Buyer with respect to any Reimbursable Amounts.
          (B) If, in connection with any of the actions contemplated in this Section 5.18(a)(2), the Parties determine that a payment is owed to Sellers, but the amount of such payment is in dispute, then the portion of such amount not in dispute will be paid when required under clause 2(A) above (without limiting any Party’s rights or obligations). The Parties will resolve any dispute in connection with this Section 5.18 as contemplated in Section 5.18(a)(3).
          (3) For a period of one year after Parent’s receipt of the Gift Card Statement, Sellers and their designated representatives will have the right, upon reasonable notice and during business hours, to review the books and records of Buyer and its Affiliates with respect to all information reasonably related to Gift Card Items under such Gift Card Statement and any other matter reasonably relating to this Section 5.18(a) and to reasonably consult with employees and agents of Buyer and its Affiliates having knowledge or responsibility with respect to such matters, and Buyer will cooperate with Sellers in all reasonable respects in connection therewith. In the event that Buyer and Sellers have a dispute with respect to any Reimbursable Amount claimed by Buyer, they will attempt to resolve the dispute in good faith. If it is finally determined that a greater or lesser amount was owed by Sellers than the amount to be paid or already paid by Sellers (including if withheld by Buyer), then Sellers will promptly pay to Buyer, or Buyer will promptly pay to Sellers (as applicable and in each case without interest), the amount of such underpayment or overpayment (as applicable). If Buyer and Sellers are unable to resolve any such dispute within 60 days, they shall submit such dispute to an Arbitrator using substantially the same procedures described in Sections 2.4(c) and
2.4(d).

          (4) Notwithstanding the foregoing provisions of this Section 5.18(a), in no event will any Seller have any Liability or other obligation under this Section 5.18(a) with respect to any Gift Card Item honored by Buyer (A) to the extent in excess of the dollar amount remaining on such Gift Card Item as of the Effective Time or otherwise validly remaining on such Gift Card Item at any other time or (B) in a manner otherwise inconsistent with the terms and conditions of such Gift Card Item established by the applicable Seller or Affiliate of a Seller prior to the Effective Time. Notwithstanding any other term of this Agreement, in no event will any Party (or any of its Affiliates) have any Liability or other obligation to any other Party (or any of its Affiliates) relating to honoring or satisfying any coupon or similar item (including that Buyer will have no obligation to honor or satisfy any coupon or similar item issued by any Seller, and Sellers will have no obligation to reimburse or otherwise pay Buyer if Buyer honors or satisfies any such coupon or similar item).
          (b) Returns, Refunds and Exchanges. Buyer will pay, perform and satisfy (as applicable) all obligations (if any) of each Seller, pursuant to such Seller’s return, refund and exchange policies or Applicable Law (as applicable), regarding the return or exchange of, or the granting of a refund with respect to, any product that is of a type sold at an Outlet Store as of the Effective Time. Each Seller will be deemed to assign and transfer to Buyer, without any further action by any Seller, any rights of such Seller (1) in and to any such product with respect to which Buyer or any of its Affiliates grants a refund or permits a return or exchange and (2) against the manufacturer or supplier of such product to the extent of and relating to such refund, return or exchange. In no event will any Seller or any Affiliate of any Seller have any Liability or other obligation to Buyer or any of its Affiliates regarding any such refund, return or exchange.
     5.19 Closing Date Financial Statements. Within 60 days after the Closing, Sellers will cooperate with Buyer, at Buyer’s expense, for Buyer to prepare, in accordance with general accepted accounting principles and consistent with past practices, unaudited financial statements, including balance sheets and income statements, of the Outlet Business as of the Effective Time.
     5.20 SEC and National Securities Exchange Requirements. Each Seller and Buyer will cooperate with each other in all reasonable respects to fulfill any applicable requirement of the SEC or any national securities exchange in connection with the transactions contemplated herein, including to perform in sufficient time to meet any applicable filing deadline that any of them may have. Sellers shall, if requested by Buyer, cooperate with Buyer in the preparation, at Buyer’s cost and expense, of audited financial statements concerning the Outlet Business with respect to such periods as Buyer may be required to file or make available pursuant to any applicable requirement of the SEC or any national securities exchange, and shall furnish Buyer and its representatives reasonable access to their books, records and work papers in connection with the foregoing.
     5.21 Tax Proceedings. Each Seller and Buyer shall provide each other with such assistance as may reasonably be requested by the other in connection with the preparation of any Tax Return, any Tax audit or other examination by any Governmental Authority or any judicial or administrative Proceeding relating to Taxes, and each shall provide the other with any records or information that are relevant to such Tax Return, Tax audit, examination or Proceeding. Such assistance shall include making employees reasonably available on a mutually convenient basis to provide additional information and explanation of material provided hereunder and shall include providing copies of any relevant Tax Returns and supporting work schedules. The Party requesting assistance hereunder shall reimburse the other for reasonable expenses incurred in providing such assistance.
     5.22 Cooperation Regarding Certain Intellectual Property. After Closing, Buyer will cooperate with Sellers, at Sellers’ reasonable request and expense, in Sellers’ efforts to obtain from JDA Software, Inc. or its applicable Affiliates (collectively, “JDA”) a separate, non-exclusive license directly from JDA for Sellers and their Affiliates with respect to the software (and any related Intellectual Property) that is among the Acquired Assets (in each case only to the extent such software and Intellectual Property relates to JDA).
     5.23 License Back of Certain Software. Upon and subject to the terms of this Section 5.23, effective as of the Effective Time, Buyer hereby grants back to each Seller a non-exclusive, perpetual, irrevocable, paid-up worldwide right and license to use the Licensed Software for Sellers’, and any Seller’s Affiliate’s, internal use only with the right and license to create derivative works based upon the Licensed Software for Sellers’, and any Seller’s Affiliate’s, internal use only the Licensed Software and such derivative works, including all intellectual property rights related thereto, including both source code and object code versions of any computer software included among the Licensed Software or to allow a third party to do any of the foregoing for any Seller or any such Affiliate. Without limiting the foregoing, each Seller or any such Affiliate has the right to reproduce, improve, revise, change, adapt, modify, make, merge into other software, enhance, deliver, install, composite with other products and support, distribute and otherwise use the Licensed Software solely for Sellers’, and any Seller’s Affiliate’s, internal use only. This Section 5.23 does not grant any Party or any of its Affiliates, sublicensees or customers any right to any improvement, revision, change, derivative work, adaptation or other modification (collectively, “Licensed Software Improvements”) made by or on behalf of any other Party (including any of its Affiliates, successors, assigns, agents or other licensees) to the Licensed Software and all right, title and interest in and to Licensed Software Improvements will be owned by the Party responsible for creating such Licensed Software Improvement. This Section 5.23 does not impose any obligation on any Party to maintain or support the Licensed Software. “Licensed Software” means all software developed by or specifically for any Seller or any of its Affiliates in which any Seller or any of its Affiliates owns, subject to any Permitted Encumbrance, all right, title and interest, that is an Acquired Asset (collectively, along with all source code, object code, documentation, programmer notes and the like related thereto).
     5.24 Filing of Releases of Security Interests. Sellers shall, within 10 Business Days after the Closing, cause to be filed Form UCC-3s with respect to the termination of the security interest of General Electric Capital Corporation in the Acquired Assets, in each jurisdiction in which a UCC-1 Financing Statement was filed with respect thereto, and shall furnish written evidence thereof to Buyer. In addition, Sellers shall, within 10 Business Days after the Closing, cause to be filed all necessary releases with any Governmental Authority with respect to the termination of the security interests relating to any Intellectual Property.
     5.25 Certain Undelivered Inventory. This Section 5.25 refers only to any merchandise inventory that, at the Effective Time, is Undelivered Inventory. If, after the Closing, any Undelivered Inventory is delivered to Sellers Distribution Facility or a third party fulfillment center engaged by Sellers prior to the Effective Time (which Undelivered Inventory delivered to such fulfillment center was designated for sale in Sellers’ e-commerce business), then (1) Buyer will notify Parent thereof, (2) Buyer will pay to the applicable Seller (as designated by Parent), within two Business Days after such notification, an amount equal to (without duplication) all of any Sellers’ purchase price for, and additional freight and other costs and expenses with respect to the purchase and delivery of, such Undelivered Inventory, in cash, by wire transfer of immediately available funds to an account designated by Parent, and (3) subject to the foregoing, effective at the time such wire transfer is received by such Seller, such Seller will, and hereby does, sell, convey, transfer and assign to Buyer, and Buyer will, and hereby does, purchase from such Seller, all of such Seller’s right, title and interest in and to such Undelivered Inventory, free and clear of Encumbrances, other than Permitted Encumbrances or Encumbrances arising from any act or omission by Buyer.
     5.26 Vendor Matters. (a) Within 60 days after the Closing Date, Buyer shall furnish to Sellers a statement (the “Vendor Loss Statement”) setting forth (A) the aggregate amount of any Losses incurred by Buyer arising from (but without solicitation or encouragement or initial contact relating thereto from or on behalf of Buyer or any of Buyer’s Affiliates) Sellers’ payment defaults or other disputes of Sellers with vendors in the 30 day period after the Closing (the “Vendor Losses”) and (B) information Sellers reasonably require to confirm Buyer’s calculation of the Vendor Losses.
          (b) If the Vendor Losses are less than the Vendor Loss Holdback Amount, Buyer shall, along with the Vendor Loss Statement, deliver to Parent, by check or by wire transfer of immediately available funds to an account designated by Parent in writing, the amount by which the Vendor Losses are less than the Vendor Loss Holdback Amount. If the Vendor Losses are greater than or equal to the Vendor Loss Holdback Amount, Sellers shall not be entitled to the return of any portion of the Vendor Loss Holdback Amount, and Buyer shall be entitled to recover, in accordance with Article 8, Vendor Losses in excess of the Vendor Loss Holdback Amount.
          (c) Notwithstanding the other terms of this Section 5.26 (and in addition to the terms of Section 5.26(d)), before Buyer incurs any Loss contemplated under Section 5.26(a), (1) Buyer will give notice (with reasonable detail) to Sellers, as early as practicable under the circumstances, that such Loss is Threatened or otherwise reasonably expected, (2) the Parties will cooperate in all reasonable respects to determine the amount owed to such vendor (if any) and to mitigate such Loss (if any). Thereafter, either (A) Buyer will not incur such Loss, except to the extent (x) mutually agreed upon by the Parties (such agreement not to be unreasonably withheld), (y) Buyer is required to pay such Loss pursuant to any Order or (z) determined by an Arbitrator under Section 5.26(d) or (B) Buyer may incur such Loss voluntarily; provided that Sellers’ obligation to Buyer hereunder will not be established unless (and only to the extent) established under the preceding clauses (A)(x), (A)(y) or (A)(z).
          (d) For a period of 90 days after Sellers’ receipt of the Vendor Loss Statement, Sellers and their designated representatives will have the right, upon reasonable notice and during business hours, to review the books and records of Buyer with respect to all information reasonably related to the Vendor Losses and any other matter reasonably relating to this Section 5.26 and to reasonably consult with employees and agents of Buyer having knowledge or responsibility with respect to such matters, and Buyer will cooperate with Sellers in all reasonable respects in connection therewith. In the event that Buyer and Sellers have a dispute with respect to the Vendor Losses claimed by Buyer, they will attempt to resolve the dispute in good faith. If it is finally determined that a greater or lesser amount was owed to Buyer than the amount to be paid or already paid by Sellers, then Sellers will promptly pay to Buyer, or Buyer will promptly pay to Sellers (as applicable), the amount of such underpayment or overpayment (as applicable). If Buyer and Sellers are unable to resolve any such dispute within 60 days, they shall submit such dispute to an Arbitrator using substantially the same procedures described in Sections 2.4(c) and 2.4(d).
     5.27 Credit Card and Bank Account Matters.
          (a) Buyer shall open credit card processing accounts and bank accounts for the use in the Outlet Business as soon as practicable after the Effective Time, but in no event later than 30 days after Closing. Sellers will receive cash and credit card receivables in their existing accounts with respect to sales occurring in the Outlet Business after the Effective Time (to the extent Buyer causes such amounts to be so deposited, which Sellers will facilitate) until a date, to be specified by Buyer in writing, but in no event later than 30 days after Closing, as of which date Buyer shall transition to the use its own accounts (such period, the “Collection Period”). Within 30 days after such transition date, Sellers shall furnish to Buyer a statement (the “Reconciliation”) setting forth (A) the aggregate amount of cash and credit card receivables of the Outlet Business in the Collection Period so received by Sellers (the “Collected Amount”) and (B) information Buyer reasonably requires to confirm Sellers’ calculation of the Collected Amount.
          (b) Each Business Day from the day after the Closing Date through the Business Day after the end of the Collection Period (and thereafter, if necessary, to pay any Collected Amount owed to Buyer as contemplated herein), Sellers will give written direction to their lender (which sweeps such accounts) to remit to Buyer all Collected Amounts so received through the day prior to each such direction (without duplication), such that the Collected Amounts are paid to Buyer.
          (c) For a period of one year after Buyer’s receipt of the Reconciliation, Buyer and its designated representatives will have the right, upon reasonable notice and during business hours, to review the books and records of Sellers with respect to all information reasonably related to the Collected Amount and any other matter reasonably relating to this Section 5.27 and to reasonably consult with employees and agents of Sellers having knowledge or responsibility with respect to such matters, and Sellers will cooperate with Buyer in all reasonable respects in connection therewith. In the event that Buyer and Sellers have a dispute with respect to the Collected Amount claimed by Sellers, they will attempt to resolve the dispute in good faith. If it is finally determined that a greater or lesser amount was owed by Sellers than the amount to be paid or already paid by Sellers, then Sellers will promptly pay to Buyer, or Buyer will promptly pay to Sellers (as applicable and in each case without interest), the amount of such underpayment or overpayment (as applicable). If Buyer and Sellers are unable to resolve any dispute within 60 days, they shall submit such dispute to an Arbitrator using substantially the same procedures described in Sections 2.4(c) and 2.4(d).
     5.28 Liens. Within 30 days after the Closing, Sellers shall furnish to Buyer written documentation evidencing the satisfaction and release of all tax or judgment liens identified in the Disclosure Schedule.
     5.29 Racking in Sellers Distribution Facility. During the period from the Effective Time until May 31, 2009, Buyer will have the right to use the racking in the Sellers Distribution Facility (which is an Excluded Asset) as part of Buyer’s normal operations at the Sellers Distribution Facility. Buyer will maintain such racking during such period and cause such racking to be in the same general condition at the end of such period as exists on the Effective Date (including with respect to normal wear and tear). Notwithstanding the foregoing, if Buyer enters into a new lease with the landlord of the Sellers Distribution Facility to extend Buyer’s occupancy of the Sellers Distribution Facility beyond May 31, 2009, Sellers will transfer to Buyer all right, title and interest in and to such racking (on an “AS IS, WHERE IS” basis), without additional consideration, free and clear of any liens or encumbrances of any lender to Sellers, including, without limitation, General Electric Capital Corporation, as lender and as agent for other lenders.
     5.30 Landlord Retention Amount. This Section 5.30 will govern the retention and payment of the Landlord Retention Amount. From and after the Effective Time, Sellers will use commercially reasonable efforts to negotiate and enter into written settlement agreements with the landlords listed on Exhibit 2.3 (the “Subject Landlords”) with respect to the closing of certain of Sellers’ mall stores. Promptly after entering into any such settlement agreement with any Subject Landlord (but while Buyer still holds any portion of the Landlord Retention Amount), Sellers will (a) provide written notice to Buyer of the execution of such settlement agreement, the aggregate amount payable by any Seller or Affiliate of any Seller pursuant to such settlement agreement, net of any amount otherwise paid by or on behalf of any Seller or such an Affiliate (each, a “Settlement Payment Amount”), the name of the recipient to whom such payment will be made and wire transfer instructions for payment to such recipient (if available to Sellers) or the address where a check is to be sent to such recipient for the amount of such Settlement Payment Amount and (b) direct Buyer to pay such Settlement Payment Amount to such recipient on behalf of the applicable Seller or such an Affiliate (provided that such payment obligation of Buyer will not exceed the portion of the Landlord Retention Amount then held by Buyer). Within one Business Day after Sellers give any such notice and direction to Buyer, Buyer will pay to the recipient named in such notice and direction (in the manner stated above and in such notice and direction) the applicable Settlement Payment Amount on behalf of the applicable Seller or such an Affiliate. Notwithstanding any other term of this Agreement, in no event will any portion of the Landlord Retention Amount (or any interest thereon) be available to Buyer or any of its Affiliates to satisfy any Liability or other obligation of any Seller or any Affiliate of any Seller under this Agreement or any Ancillary Document (including pursuant to Section 8.3(h)), nor will Buyer retain any of the Landlord Retention Amount except to the extent permitted in this Section 5.30.
     5.31 Certain Lease Matters. After Closing, Buyer will give to Parent written notice if Buyer is actually evicted from an Outlet Store by the landlord with respect thereto because of the Parties’ failure to obtain such landlord’s consent to the assignment of the Real Property Lease covering such Outlet Store to Buyer pursuant to this Agreement, such notice to be given within five Business Days after such actual eviction occurs (each, if any, an “Outlet Store Eviction”). If, but only if, more than six Outlet Store Evictions occur, Sellers will pay to Buyer an amount equal to $17,241.00 (which amount equals 1/116 multiplied by $2,000,000) with respect to each such Outlet Store Eviction (including the first six Outlet Store Evictions), such payment to be made by wire transfer of immediately available funds to the account designated in writing by Buyer within ten Business Days after the seventh Outlet Store Eviction (in the case of payments owed by Sellers with respect to the first seven Outlet Store Evictions) or, as and if applicable, within ten Business Days after each Outlet Store Eviction to occur after the seventh Outlet Store Eviction. For the avoidance of doubt, in no event will Sellers (or any of them) have any Liability or other obligation under this Section 5.31 if six or fewer Outlet Store Evictions occur. In addition, after Closing, in the event that one or more landlords contest the assignment of any Real Property Lease covering an Outlet Store to Buyer pursuant to this Agreement or litigate or threaten to litigate such assignment, the assignment of such Real Property Lease by such Seller to Buyer hereunder shall be deemed not to have occurred, at Buyer’s option, but without limiting and subject to Section 1.3, and such Seller and Buyer shall negotiate an operating agreement, on mutually agreeable terms, with respect to the applicable Real Property Lease.
ARTICLE 6
CLOSING, AND CLOSING DELIVERIES
     6.1 Closing. Closing of the transactions contemplated herein (“Closing”) will take place at the offices of Fulbright & Jaworski L.L.P., New York, New York, beginning at 9:00 a.m. local time on date hereof (the “Closing Date”). The sale, conveyance, transfer, assignment and purchase of the Acquired Assets, and the assumption of the Assumed Liabilities, will be effective as of 11:59 p.m. Minneapolis time (the “Effective Time”) on July 5, 2008 (the “Cut-Off Date”). To the extent the Parties agree, documents may be delivered at Closing by facsimile or other electronic means.
     6.2 Closing Deliveries by Sellers. At Closing, each Seller will deliver, or cause to be delivered, to Buyer (or as Buyer or this Agreement otherwise directs), the following:
          (a) a Bill of Sale, Assignment and Assumption Agreement in the form attached hereto as Exhibit 6.2(a), dated the Closing Date (the “Bill of Sale”), executed by each Seller;
          (b) a (1) Trademark Assignment in the form attached hereto as Exhibit 6.2(b)(1), dated the Closing Date (the “Trademark Assignment”), and (2) Domain Name Assignment in the form attached hereto as Exhibit 6.2(b)(2), dated the Closing Date (the “Domain Name Assignment”), each executed by the applicable Sellers;
          (c) each Transition Services Agreement, each executed by Parent, pursuant to Section 5.12;
          (d) an officer’s certificate of a duly authorized officer of each Seller, each in a form approved by Buyer (such approval not to be unreasonably withheld), dated the Closing Date, executed by such officer, each certifying (1) that attached thereto are true, correct and complete copies of the certificate or articles of incorporation (including all amendments thereto) of each Seller, and that the same are in full force and effect; (2) that attached thereto are true, correct and complete copies of the bylaws of each Seller, and that the same are full force and effect and were in full force and effect on the date of the resolutions described below; (3) that attached thereto is a true, correct and complete copy of the requisite resolutions of the Board of Directors and of the requisite (if any are required) shareholders of such Seller approving and authorizing the execution, delivery and performance by such Seller of this Agreement and each Ancillary Document of such Seller and the transactions contemplated herein and therein, and that such resolutions are the only resolutions of such Board of Directors or shareholders with respect to such matters and have not been modified, rescinded or amended and remain in full force and effect; and (4) that each person who, as an officer of such Seller, signed and delivered this Agreement or any Ancillary Document was at the time of such signing and delivery duly elected and appointed, qualified and acting as such officer;
          (e) a certificate of good standing of each Seller, issued by the Secretary of State (or equivalent) of its state of incorporation or organization on a recent date;
          (f) a FIRPTA Certificate complying in all respects with section 1445(b)(2) of the Code;
          (g) the Assignment and Assumption Agreements with respect to the Real Property Leases in the form attached hereto as Exhibit 6.2(g), dated the Closing Date (the “Assignments of Leases”), each executed by the applicable Seller;
          (h) all keys of any Seller to all locks to the Leased Real Property, together with all security codes for any Leased Real Property or space therein (which will be considered delivered if in the possession of the Persons reasonably designated by Buyer);
          (i) a consent, executed by Lawson Software, Inc., to the assignment of Sellers’ contracts with Lawson Software, Inc. to Buyer, in form and substance satisfactory to Buyer (however, if Buyer effects the Closing without the delivery of such item, then the requirement to make such delivery is deemed to be fully waived);
          (j) a consent, executed by JDA Software, Inc., to the assignment of Sellers’ contracts that are Assumed Contracts with JDA Software, Inc. to Buyer, in form and substance satisfactory to Buyer (however, if Buyer effects the Closing without the delivery of such item, then the requirement to make such delivery is deemed to be fully waived);
          (k) a Sublease Agreement, dated the Closing Date (the “Sublease Agreement”), executed by Bermans The Leather Experts Inc., in form and substance satisfactory to Buyer; and
          (l) all other documents and items required by this Agreement to be delivered, or caused to be delivered, by any Seller at Closing.
     6.3 Closing Deliveries by Buyer. At Closing, Buyer will deliver, or cause to be delivered, to the applicable Seller (or as the applicable Seller or this Agreement otherwise directs), the following:
          (a) payment of the Estimated Purchase Price, pursuant to Section 2.3;
          (b) the Bill of Sale and Assignments of Leases, each executed by Buyer;
          (c) the Trademark Assignment and the Domain Name Assignment, each executed by Buyer;

          (d) each Transition Services Agreement, each executed by Buyer, pursuant to Section 5.12;
          (e) an officer’s certificate of a duly authorized officer of Buyer, in a form approved by Parent (such approval not to be unreasonably withheld), dated the Closing Date, executed by such officer, each certifying (1) that attached thereto are true, correct and complete copies of the certificate or articles of incorporation (including all amendments thereto) of Buyer, and that the same are in full force and effect; (2) that attached thereto are true, correct and complete copies of the bylaws of Buyer, and that the same are full force and effect and were in full force and effect on the date of the resolutions described below; (3) that attached thereto is a true, correct and complete copy of the requisite resolutions of the Board of Directors of Buyer approving and authorizing the execution, delivery and performance by Buyer of this Agreement and each Ancillary Document of Buyer and the transactions contemplated herein and therein, and that such resolutions are the only resolutions of such Board of Directors with respect to such matters and have not been modified, rescinded or amended and remain in full force and effect; and (4) that each person who, as an officer of Buyer, signed and delivered this Agreement or any Ancillary Document was at the time of such signing and delivery duly elected and appointed, qualified and acting as such officer;
          (f) the Sublease Agreement, executed by Buyer, in form and substance satisfactory to Sellers; and
          (g) all other documents and items required by this Agreement to be delivered, or caused to be delivered, by Buyer at Closing.
ARTICLE 7
CONDITIONS TO OBLIGATIONS TO CLOSE
     7.1 Conditions to Obligation of Buyer to Close. The obligation of Buyer to effect the closing of the transactions contemplated herein is subject to the satisfaction at or before Closing of all of the following conditions, any one or more of which may be waived by Buyer, in Buyer’s sole discretion (and, for any such condition not satisfied, if Buyer effects the Closing, then Buyer will be deemed to have waived such condition, with no associated Liability or other obligation resulting therefrom for any Seller):
          (a) Releases. Sellers will have delivered to Buyer a written document in a form reasonably acceptable to each Party, each dated on or before the Closing Date and executed by each Person to whom, at Closing, any Seller owes any indebtedness for borrowed money or with whom Seller has a contractual right to borrow money, even if Seller does not owe any indebtedness for borrowed money to such Person at Closing (or, if applicable, executed by such Person’s agent or similar representative), in each case under which such Person (or such agent or representative on such Person’s behalf) (1) consents to the transactions contemplated herein (to the extent required) and (2) agrees to release each Encumbrance of such Person on any Acquired Asset upon the satisfaction of the conditions in such document (each such document being a “Lender Release”).
          (b) Other Releases. Sellers shall have delivered to Buyer written evidence of the release of the Encumbrances set forth on Exhibit 7.1(b).

          (c) Other Documents. Sellers shall have delivered to Buyer the documents described in Section 6.2.
     7.2 Conditions to Obligation of Sellers to Close. The obligation of each Seller to effect the closing of the transactions contemplated herein is subject to the satisfaction at or before Closing of all of the following conditions, any one or more of which may be waived by all Sellers, in each Seller’s sole discretion (and, for any such condition not satisfied, if Sellers effect the Closing, then Sellers will be deemed to have waived such condition, with no associated Liability or other obligation resulting therefrom for Buyer):
          (a) Lender Release. Sellers will have obtained each Lender Release.
          (b) Letters of Credit or Other Seller Collateral. Buyer will have put in place and caused to be fully effective replacement, standby or substitute letters of credit that replace, backstop or substitute for letters of credit of any Seller (or Affiliate of any Seller) or other Seller Collateral regarding which all Sellers (and all Affiliates of any Seller), as applicable, have not been released, in each case to the extent required to cause, at all times at and after the Effective Time, any Liability or other obligation with respect to any such letter of credit of any Seller (or Affiliate of any Seller) or other Seller Collateral arising out of, relating to or resulting from any Assumed Liability or activity or operation of Buyer (or any Affiliate of Buyer) to be automatically fully satisfied by such a replacement, standby or substitute letter of credit put in place by Buyer.
          (c) Other Documents. Buyer shall have delivered to Sellers the documents described in Section 6.3.
ARTICLE 8
INDEMNIFICATION AND RESOLUTION OF CERTAIN DISPUTES
     8.1 General. Except as otherwise provided herein, the several representations, warranties, covenants, and agreements of the Parties contained in this Agreement (or in any document delivered at Closing in connection herewith, except to the extent stated therein) shall be deemed to have been made on the Closing Date and shall be deemed to be material and to have been relied upon by Buyer and Sellers notwithstanding any investigation made by Buyer or Sellers.
     8.2 Indemnification.
          (a) Each of the Sellers shall, jointly and severally, indemnify and hold Buyer and its Other Indemnified Persons harmless from and against: (i) any and all loss, cost, liability, damage and expense (including reasonable legal fees, expert costs and other expenses incident thereto) (each a “Loss” and, collectively, “Losses”) arising out of or resulting from any inaccuracy, misrepresentation or breach of any representation or warranty of any Seller under this Agreement; (ii) any and all Losses arising out of any breach or non-fulfillment of any covenant or agreement of any Seller under this Agreement; (iii) any and all liabilities and obligations of Sellers (other than Assumed Liabilities or any other liability or obligation of Buyer hereunder) of any nature whatsoever, whether accrued, absolute, fixed, contingent, or otherwise known or unknown to Sellers, whether arising before or after the Closing, including, but not limited to, Losses with respect to any liability of Sellers deemed to have been assumed by Buyer by virtue of common law, statute or regulation or failure to comply therewith, which liability or obligation Buyer has not expressly agreed to assume or pay hereunder, including without limitation, bulk transfer laws in effect in any State; (iv) except to the extent expressly stated herein, any liability or obligation for Taxes of any Seller, whether or not accrued, assessed or currently due and payable (including without limitation any such liability for Taxes of Sellers, (a) whether or not it relates to the operation of the Outlet Business, (b) arising from the operation of the Outlet Business or the ownership of the Acquired Assets on or prior to the Effective Time or (c) arising out of the consummation of the transactions contemplated hereby (for purposes of this Section 8.2(a)(iv), all real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Acquired Assets for a Tax period that includes (but does not end on) the Cut-Off Date shall be apportioned between Sellers and Buyer in the manner stated in this Agreement)); (v) any and all liabilities and obligations of any Seller or any Affiliate of any Seller regarding any product sold by any Seller or any Affiliate of any Seller before the Effective Time, except to the extent any of the foregoing is an Assumed Liability or an obligation of Buyer pursuant to any other term hereof; and (vi) all claims, actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including, without limitation, any reasonable legal fees and expenses, incident to any of the foregoing.
          (b) Buyer shall indemnify and hold each Seller and its Other Indemnified Persons harmless from and against: (i) any and all Losses arising out of or resulting from any inaccuracy, misrepresentation or breach of any representation or warranty of Buyer under this Agreement; (ii) any and all Losses arising out of any breach or non-fulfillment of any covenant or agreement of Buyer under this Agreement; (iii) any and all Losses arising out of or in connection with the ownership or operation of the Acquired Assets or the Assumed Liabilities, in each case with respect to periods after the Effective Time; (iv) any and all liabilities and obligations of Buyer or any Affiliate of Buyer regarding any product sold by Buyer or any Affiliate of Buyer after the Effective Time, except to the extent any Seller has any indemnification obligation therefor pursuant to Section 8.2(a)(i) or 8.2(a)(ii); (v) any and all Losses arising out of any failure to secure the unconditional release or, as appropriate, return to the applicable Seller, of any letter of credit or any other Seller Collateral, including any amount that any Seller is obligated to pay with respect to any letter of credit that pertains to any Acquired Asset, Assumed Liability or operation or activity of Buyer (or any of its Affiliates) after the Effective Time; and (vi) all claims, actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including, without limitation, any reasonable legal fees and expenses, incident to any of the foregoing.
     8.3 Certain Limitations and Other Matters Regarding Claims.
          (a) Deductible on Sellers’ Obligations. No Seller will have any obligation under Section 8.2(a)(i) (or 8.2(a)(vi) to the extent incident to 8.2(a)(i)), unless and until the aggregate amount of Losses for which all Sellers are obligated thereunder exceeds $200,000 (the “Deductible”), and then only for the amount of such Losses in excess of the Deductible, subject to the other terms of this Article 8.
          (b) Cap on Sellers’ Obligations. The obligations of all Sellers under Section 8.2(a)(i) (or 8.2(a)(vi) to the extent incident to 8.2(a)(i)), in the aggregate, will not exceed an amount equal to $3,500,000 (the “Cap”), subject to the other terms of this Article 8.

          (c) Deductible on Buyer’s Obligations. Buyer will not have any obligation under Section 8.2(b)(i) (or 8.2(b)(vi) to the extent incident to 8.2(b)(vi)) unless and until the aggregate amount of Losses for which Buyer is obligated thereunder exceeds the Deductible, and then only for the amount of such Losses in excess of the Deductible, subject to the other terms of this Article 8.
          (d) Cap on Buyer’s Obligations. The obligations of Buyer under Section 8.2(b)(i) (or 8.2(b)(vi) to the extent incident to 8.2(b)(vi)), in the aggregate, will not exceed an amount equal to the Cap, subject to the other terms of this Article 8.
          (e) Certain Treatment of Special Representations. Notwithstanding the foregoing terms of this Section, (1) Section 8.3(a), 8.3(b), 8.3(c) or 8.3(d) will not limit any Liability or other obligation with respect to any Special Representation or Critical Representation and (2) the amount of Losses hereunder with respect to any Special Representation or Critical Representation will not be used in determining if the Deductible or Cap has been reached or exceeded. “Special Representation” means any representation or warranty in Section 3.7 or 3.21. “Critical Representation” means any representation or warranty (A) in Section 3.2, 3.11(a), 3.24, 4.2 or 4.7 or (B) that is made with fraud (of which intent is an element).
          (f) Sole and Exclusive Remedies. The sole and exclusive remedy of the Parties for money damages in the event of any inaccuracy, misrepresentation or breach of any representation or warranty of a Party under this Agreement or any Ancillary Document delivered to another Party in connection herewith will be strictly limited to indemnification pursuant to this Article 8; provided, however, that this Section 8.3(f) will not restrict the right of a party hereto to bring an action for fraud (of which intent is an element) or to seek recovery with respect to Losses arising out of or resulting from the breach of any covenant or agreement contained in this Agreement or any Ancillary Document (but not from any inaccuracy, misrepresentation or breach of any representation or warranty of a Party under this Agreement or any Ancillary Document).
          (g) Specific Performance. Each Party acknowledges and agrees that each other Party may be damaged irreparably if this Agreement is not performed in accordance with its terms or otherwise is breached and that a Party will be entitled to seek injunctive relief to prevent breaches hereof and to enforce specifically this Agreement and its terms (including Section 5.8) in addition to any other remedy to which such Party may be entitled hereunder.
          (h) Buyer’s Setoff Right. To the extent that Buyer is entitled to indemnification for Losses, Buyer may satisfy any portion of such Losses by offsetting against any amount payable by Buyer to any Seller or any Affiliate thereof pursuant to this Agreement or the Transition Services Agreements, in each case subject to the following:
          (1) With respect to each such Loss which Buyer intends to satisfy under this Section 8.3(h), Buyer must first make a bona fide claim for indemnification pursuant to Section 8.5(a) on or before the date that such amount is otherwise payable by Buyer pursuant to this Agreement or the Transition Services Agreements.
          (2) If Buyer and Sellers have a dispute with respect to such claim by Buyer, then they will attempt to resolve such dispute in good faith. If Buyer and Sellers are unable to resolve any such dispute within 60 days, then they will submit such dispute to an Arbitrator using substantially the same procedures described in Sections 2.4(c) and 2.4(d) in which event the date on which any such amount otherwise payable by Buyer to any Seller or any Affiliate thereof shall be required to be paid shall be extended to the third business day after the later of the agreement of Buyer and Sellers with respect to such dispute or the resolution of such dispute through arbitration and shall then be payable only to the extent not reduced by such resolution of such indemnification claim.
          (i) Exclusion of Vendor Losses. The limitations and restrictions on indemnification set forth in Sections 8.3(a) and 8.3(b) shall be inapplicable to the first portion of Vendor Losses which are up to the amount of the Vendor Loss Holdback Amount that are payable by Sellers pursuant to Section 5.26.
     8.4 Certain Survival Periods.
          (a) Survival of Representations and Warranties. Subject to Section 8.4(b), each representation or warranty herein will survive the execution and delivery of this Agreement and remain in full force and effect until the date that is 18 months after the Closing Date, at which time such representation or warranty will expire and terminate and no indemnification obligation will be associated therewith or based thereon, except that each Special Representation will survive until 90 days after all Liabilities and other obligations hereunder relating thereto are barred by all applicable statutes of limitation (including periods of extension, whether automatic or permissive) and each Critical Representation will survive indefinitely.
          (b) Survival of Representations and Warranties Until Final Determination. For each claim for indemnification hereunder regarding a representation or warranty that is validly made before expiration of such representation or warranty, such claim and associated right to indemnification will not terminate before final determination and satisfaction of such claim.
          (c) Survival of Covenants and Agreements. Each covenant and agreement (other than representations and warranties) herein, and all associated rights to indemnification, will survive Closing and will continue in full force thereafter until all Liabilities and other obligations hereunder relating thereto are barred by all applicable statutes of limitation, subject to any applicable limitation stated herein.
     8.5 Notice of Claims and Procedures.
          (a) Notice of Claims. A Party entitled to indemnification hereunder (the “Claiming Party”) will give the Party obligated to provide such indemnification (the “Indemnifying Party”) prompt notice of any claim, for which such Claiming Party proposes to demand indemnification, (1) by a Person that is not a Party nor an Other Indemnified Person (such a claim being a “Third Party Claim” and such notice of such Third Party Claim being the “Initial Claim Notice”) or (2) that does not involve a Third Party Claim, in each case specifying the amount and nature of such claim (to the extent known). Thereafter, the Claiming Party will give the Indemnifying Party, promptly after the Claming Party’s (or any of its applicable Other Indemnified Person’s) receipt or delivery thereof copies of all documents (including court papers) received or delivered by the Claiming Party (or any such Other Indemnified Person)

relating to any such Third Party Claim. The failure to promptly give such notice or to promptly give such copies will not relieve the Indemnifying Party of any Liability or other obligation hereunder, except if the Indemnifying Party was prejudiced thereby, but only to the extent of such prejudice.
          (b) Access and Cooperation. Each Party will, and will cause its Other Indemnified Persons to, cooperate and assist in all reasonable respects regarding such Third Party Claim, including by promptly making available to such other Party (and its legal counsel and other professional advisers with a reasonable need to know) all books and records of such Person relating to such Third Party Claim, subject to reasonable confidentiality precautions.
          (c) Defense and Participation Regarding Third Party Claims. This Section 8.5(c) relates only to Third Party Claims.
          (1) Election to Conduct Defense. Promptly after receiving an Initial Claim Notice under Section 8.5(a), the Indemnifying Party will have the option to conduct the Defense of such Third Party Claim, at the expense of the Indemnifying Party. To elect to conduct such Defense, the Indemnifying Party must give written notice of such election to the Claiming Party within 10 days (or within the shorter period, if any, during which a Defense must be commenced for the preservation of rights) after the Claiming Party gives the corresponding Initial Claim Notice to the Indemnifying Party.
          (2) Conduct of Defense, Participation and Settlement. If the Indemnifying Party conducts the Defense of such Third Party Claim, then (A) the Claiming Party may participate (including by retaining separate counsel), at its own expense, in such Defense (including any Proceeding regarding such Third Party Claim) and will have the right to receive copies of all notices, pleadings or other similar submissions regarding such Defense, (B) each Party will keep each other Party reasonably informed of all matters material to such Defense and Third Party Claim at all stages thereof, (C) the Claiming Party will not (and will cause its Other Indemnified Persons not to) admit Liability or other obligation with respect to, or compromise or settle, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent will not be unreasonably withheld) and (D) the Indemnifying Party will not compromise or settle such Third Party Claim, without the consent of the Claiming Party (which consent will not be unreasonably withheld), if such compromise or settlement (x) involves any material limitation on any future operations of the Claiming Party (or any of its Other Indemnified Persons), (y) affects in a manner materially adverse to the Claiming Party (or any of its Other Indemnified Persons) any other existing Third Party Claim or (z) does not release the Claiming Party (and any applicable Other Indemnified Person) from all Liabilities and other obligations regarding such Third Party Claim, other than any Liability or other obligation being satisfied by the Indemnifying Party hereunder.
          (3) Indemnifying Party Does Not Conduct Defense. If the Indemnifying Party does not elect to conduct the Defense of such Third Party Claim, then the Claiming Party may conduct the Defense of such Third Party Claim in any manner that the Claiming Party reasonably deems appropriate, at the expense of the Indemnifying Party, which expenses shall be reasonable and documented (subject to the other limitations of this Article 8), and the Claiming Party will have the right to compromise or settle such Third Party Claim after receiving the consent of the Indemnifying Party (which consent will not be unreasonably withheld).
     8.6 Reduction for Insurance, Taxes and Other Offsets.
          (a) The obligations of each Indemnifying Party hereunder regarding any Loss will be reduced, including retroactively, by the amount of any insurance proceeds, benefit regarding Taxes (a “Tax Benefit”) or other amount or benefit received, directly or indirectly, by the Claiming Party (or any of its Other Indemnified Persons) regarding such Loss. Without limiting the generality of the foregoing, if (1) the Claiming Party (or such Other Indemnified Person) receives from or on behalf of an Indemnifying Party, or an Indemnifying Party pays on behalf of the Claiming Party (or such Other Indemnified Person), a payment regarding a Loss and (2) the Claiming Party (or such Other Indemnified Person) subsequently receives, directly or indirectly, any insurance proceeds, Tax Benefit or other amount or benefit regarding such Loss, then such Claiming Party (for itself or on behalf of such Other Indemnified Person, as applicable) will promptly pay to the Indemnifying Party the amount of such insurance proceeds, Tax Benefit or other amount or benefit, or, if less, the amount of such payment. The amount of such insurance proceeds, Tax Benefit or other amount or benefit received will be net of any costs and expenses incurred or that would be incurred by the Claiming Party (or such Other Indemnified Person) in procuring the same.
          (b) In computing the amount of any such Tax Benefit, the Claiming Party (or such Other Indemnified Person) will be deemed to have received only the Tax Benefit actually realized by the Claiming Party (or such Other Indemnified Person) as a result of the Tax items arising from the incurrence or payment of any indemnified Losses.
     8.7 Subrogation. Each Party hereby waives (and agrees to cause its applicable Other Indemnified Persons to waive), to the extent permitted under its (and their) insurance policies, any subrogation rights that its (or their) insurer may have against the Indemnifying Party with respect to any Loss. If an Indemnifying Party makes an indemnification payment to a Claiming Party (or to any of its Other Indemnified Persons) with respect to any Loss, then such Indemnifying Party will be subrogated, to the extent of such payment, to all related rights and remedies of such Claiming Party (or, if applicable, of such Other Indemnified Person) under any insurance policy or otherwise against or with respect to such Loss, except with respect to amounts not yet recovered by such Claiming Party (or such Other Indemnified Person) under any such insurance policy or otherwise that already have been netted against such Loss for purposes of determining the indemnifiable amount of such Loss. Promptly following such Indemnifying Party’s request, such Claiming Party will (and such Claiming Party will cause each such Other Indemnified Person to) take all reasonably necessary, proper or desirable actions (including the execution and delivery of any document reasonably requested) to accomplish the foregoing.
     8.8 Effect of Purchase Price Adjustment. Any Loss for which a Party would otherwise be obligated to provide indemnification hereunder will be offset to the extent (but only to the extent) such Loss is reflected in the adjustments to the Purchase Price under Article 2.

     8.9 Indemnification Adjusts Purchase Price for Tax Purposes. Each Party will, including retroactively, treat indemnification payments under this Agreement as adjustments to the Purchase Price for Tax purposes to the extent permitted under Applicable Law.
     8.10 Effect of Officer’s Certificates. For the avoidance of doubt, any written certification by a Person (or any officer thereof) of the accuracy of any representation or warranty in this Agreement (or of the accuracy, occurrence or non-occurrence of any other matter), including any certification contemplated in Section 7.1 or 7.2, will be deemed to constitute the making or re-making of such representation or warranty by such Person (or a representation or warranty hereunder regarding such other matter) at the time of such certification in the manner and to the extent stated in such certification, including for purposes of Section 8.2(a)(i) and 8.2(b)(i). Any written certification by such an officer is made in such capacity, and no Person will have any recourse against such officer in any personal capacity in connection therewith, other than for fraud (of which intent is an element).
ARTICLE 9
CERTAIN GENERAL TERMS AND OTHER AGREEMENTS
     9.1 Notices. All notices or other communications required or permitted to be given hereunder will be in writing and will be (a) delivered by hand, (b) sent by United States registered or certified mail or (c) sent by nationally recognized overnight delivery service for next Business Day delivery, in each case as stated below in this Section. Such notices or communications will be deemed given (1) if so delivered by hand, when so delivered, (2) if sent by such mail, three Business Days after mailing, or (3) if sent by such nationally recognized overnight courier service, one Business Day after delivery to such service. A Party may change the address to which such notices and other communications are to be given by giving the other Party notice in the foregoing manner.

(A)	If to any Seller, to:	with a copy to:

	Wilsons The Leather Experts Inc.	Faegre & Benson LLP
	7401 Boone Ave. N.	2200 Wells Fargo Center
	Brooklyn Park, Minnesota 55428	90 S. 7th Street
	Attn: Chief Financial Officer	Minneapolis, Minnesota 55402
Attn: Philip S. Garon, Esq.
Chris E. Hofstad, Esq.

(B)	If to Buyer, to:	with a copy to:

	G-III Apparel Group, Ltd.	Fulbright & Jaworski, L.L.P.
	512 Seventh Avenue	666 Fifth Avenue
	New York, New York 10018	New York, New York 10103
	Attn: Wayne S. Miller	Attn: Neil Gold, Esq.
     9.2 Expenses. Except as is expressly stated otherwise herein, each Party will bear its own costs and expenses incurred in connection with the transactions contemplated herein.

     9.3 Interpretation; Construction. In this Agreement:
          (a) the table of contents and headings are for convenience of reference only and will not affect the meaning or interpretation of this Agreement;
          (b) the words “herein,” “hereunder,” “hereby” and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph or Section where they appear);
          (c) terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise;
          (d) unless expressly stated herein to the contrary, reference to any document means such document as amended or modified and as in effect from time to time in accordance with the terms thereof;
          (e) unless expressly stated herein to the contrary, reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder;
          (f) the words “including,” “include” and variations thereof are deemed to be followed by the words “without limitation”;
          (g) “or” is used in the sense of “and/or”; and “any” is used in the sense of “any or all”;
          (h) unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other attachment thereto;
          (i) unless expressly stated herein to the contrary, reference to an Article, Section or Exhibit is to an article, section or exhibit, respectively, of this Agreement;
          (j) all dollar amounts are expressed in United States dollars and will be paid in cash (unless expressly stated herein to the contrary) in United States currency;
          (k) when calculating a period of time, the day that is the initial reference day in calculating such period will be excluded and, if the last day of such period is not a Business Day, such period will end on the next day that is a Business Day;
          (l) with respect to all dates and time periods in or referred to in this Agreement, time is of the essence;
          (m) the phrase “the date hereof” means the date of this Agreement, as stated in the first paragraph hereof; and
          (n) the Parties participated jointly in the negotiation and drafting of this Agreement and the documents relating hereto, and each Party was represented by legal counsel in connection with this Agreement and such other documents and each Party and each Party’s counsel has reviewed and revised (or had ample opportunity to review and revise) this Agreement and such other documents; therefore, if an ambiguity or question of intent or interpretation arises, then this Agreement and such other documents will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the terms hereof or thereof.
     9.4 Parties in Interest; No Third-Party Beneficiaries. Nothing in this Agreement (whether express or implied, including Section 5.5) will or is intended to confer any right or remedy under or by reason of this Agreement on any Person (including any Other Indemnified Person or any employee), except each Party and their respective permitted successors and assigns.
     9.5 Governing Law. This Agreement will be construed and enforced in accordance with the substantive laws of the State of New York without reference to principles of conflicts of law.
     9.6 Jurisdiction, Venue and Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN MINNEAPOLIS, MINNESOTA, OR NEW YORK, NEW YORK, IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY DOCUMENT AND TO THE RESPECTIVE COURT TO WHICH AN APPEAL OF THE DECISIONS OF ANY SUCH COURT MAY BE TAKEN. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE THEREIN OF SUCH A PROCEEDING. EACH PARTY HEREBY AGREES THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING WILL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY JURISDICTION BY SUIT ON THE JUDGMENT OR BY ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN ANY SUCH PROCEEDING.
     9.7 Entire Agreement; Amendment; Waiver. This Agreement, including the Disclosure Schedule, constitutes the entire Agreement among the Parties pertaining to the subject matter herein and supersedes any prior representations, warranties, covenants, agreements and understandings of any of the Parties regarding such subject matter. No supplement, modification or amendment hereof will be binding unless expressed as such and executed in writing by each Party (except as contemplated in Section 9.9). No waiver of any term hereof will be binding unless expressed as such in a document executed by the Party making such waiver. No waiver of any term hereof will be a waiver of any other term hereof, whether or not similar, nor will any such waiver be a continuing waiver beyond its stated terms. Failure to enforce strict compliance with any term hereof will not be a waiver of, or estoppel with respect to, any existing or subsequent failure to comply.
     9.8 Assignment; Binding Effect. Neither this Agreement nor any right or obligation hereunder will be assigned, delegated or otherwise transferred by any Party without the prior written consent of each other Party (which consent will not be unreasonably withheld), except that each Party will have the right to assign or otherwise transfer this Agreement or any right hereunder or delegate any obligation hereunder to: (a) a Person that does all of the following:

(1) acquires or otherwise succeeds to all or substantially all of such Party’s business and assets; (2) assumes all of such Party’s obligations hereunder; and (3) agrees to perform or cause performance of all such assumed obligations when due; (b) any of its Affiliates; or (c) any source of financing for such Party or any of its Affiliates; provided that no such assignment, delegation or transfer under clause (a), (b) or (c) above will relieve the assigning, delegating or transferring Party of any obligation hereunder. This Agreement will be binding on and inure to the benefit of the respective permitted successors and assigns of the Parties. Any purported assignment, delegation or other transfer not permitted by this Section is void.
     9.9 Severability; Blue-Pencil. The terms of this Agreement will, where possible, be interpreted and enforced so as to sustain their legality and enforceability, read as if they cover only the specific situation to which they are being applied and enforced to the fullest extent permissible under Applicable Law. If any term of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced, then all other terms of this Agreement will nevertheless remain in full force and effect, and such term automatically will be amended so that it is valid, legal and enforceable to the maximum extent permitted by Applicable Law, but as close to the Parties’ original intent as is permissible.
     9.10 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
     9.11 Disclosure Schedules. Each matter disclosed in any section of the Disclosure Schedule, representation or warranty in a manner that makes its relevance to one or more other sections of the Disclosure Schedule, representations or warranties reasonably apparent on the face of such disclosure will be deemed to have been appropriately included in each such other section of the Disclosure Schedule, representation or warranty (notwithstanding the presence or absence of any reference in or to any section of the Disclosure Schedule, representation or warranty).
ARTICLE 10
CERTAIN DEFINITIONS
     “Acquired Assets” is defined in Section 1.1(a).
     “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, “control,” “controlled by” and “under common control with,” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, no shareholder of Parent is an Affiliate of any Seller.
     “Agreement” is defined in the first paragraph of this Agreement.
     “Ancillary Document” means, with respect to a Person, any document executed and delivered by or on behalf of such Person or any Affiliate of such Person, in connection with the execution and delivery of this Agreement or Closing, pursuant to the terms of this Agreement (but not including this Agreement).

     “Applicable Law” means any applicable provision of any constitution, treaty, statute, law (including the common law), rule, regulation, ordinance, code or order enacted, adopted, issued or promulgated by any Governmental Authority.
     “Arbitrator” is defined in Section 2.4(c).
     “Assignments of Leases” is defined in Section 6.2(g).
     “Assumed Contract” is defined in Section 1.1(a)(1).
     “Assumed Liabilities” is defined in Section 1.1(c).
     “Bill of Sale” is defined in Section 6.2(a).
     “Business Day” means any day, other than a Saturday or Sunday and other than a day that banks in the State of New York are generally authorized or required by Applicable Law to be closed.
     “Buyer” is defined in the first paragraph of this Agreement.
     “Buyer DC Plan” is defined in Section 5.5(h).
     “Cap” is defined in Section 8.3(b).
     “Claiming Party” is defined in Section 8.5(a).
     “Closing” is defined in Section 6.1.
     “Closing Date” is defined in Section 6.1.
     “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Collected Amount” is defined in Section 5.27(a).
     “Collection Period” is defined in Section 5.27(a).
     “Confidentiality Agreement” is defined in Section 5.4(a).
     “Consent” is defined in Section 3.5(b).
     “Contract” means any contract, agreement, purchase order, warranty or guarantee, license, use agreement, lease (whether for real estate, a capital lease, an operating lease or other), sublease, instrument or note, in each case that creates a legally binding obligation, and in each case whether oral or written, and all amendments, supplements and modifications thereof.
     “Critical Representation” is defined in Section 8.3(e).
     “Cut-Off Date” is defined in Section 6.1.

     “Deductible” is defined in Section 8.3(a).
     “Defense” means legal defense (which may include related counterclaims) reasonably conducted by reputable legal counsel of good standing selected with the consent of the Claiming Party (which consent will not be unreasonably withheld).
     “Disclosure Schedule” means the disclosure schedule delivered and made a part of this Agreement on the date hereof.
     “Domain Name Assignment” is defined in Section 6.2(b).
     “Effective Time” is defined in Section 6.1.
     “Eligible Employee” is defined in Section 5.5(a)(1).
     “Encumbrance” means any mortgage, pledge, security interest, charge, lien, lease, license, occupancy, option or other right to purchase, easement, restriction or reservation or any other encumbrance whatsoever.
     “Enforceability Limitation” means any applicable bankruptcy, reorganization, insolvency, moratorium or other similar Applicable Law affecting creditors’ rights generally and principles governing the availability of equitable remedies.
     “Environmental Claim” means any written notice by a Governmental Authority alleging potential Liability or other obligation (including potential Liability or other obligation for investigatory cost, cleanup cost, governmental response cost, natural resources damage, property damage, personal injury or penalty) arising out of, relating to or resulting from (a) the presence, or release into the environment, of any material or form of energy at any location, whether or not owned by any Seller or (b)  any violation, or alleged violation, of any Environmental Law.
     “Environmental Law” means any applicable federal, state or local law or other legal requirement relating to pollution or protection of the environment, including any law relating to any emission, discharge, release or possible release of any pollutant, contaminant, hazardous or toxic material, substance or waste into air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any pollutant, contaminant or hazardous or toxic material, substance or waste.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any (if any) corporation, trade or business (whether or not incorporated) that is under common control with any Seller pursuant to section 414(b) or (c) of the Code.
     “Estimated Purchase Price” is defined in Section 2.2.
     “Excluded Assets” is defined in Section 1.1(b).
     “Excluded Contract” is defined in Section 1.1(b)(1).

     “Final Transferred Inventory” is defined in Section 2.4(a).
     “Final Register Cash” is defined in Section 2.4(a).
     “Financial Information” is defined in Section 3.6(a).
     “Financial Information Date” is defined in Section 3.6(a).
     “Forward-Looking Statements” is defined in Section 4.6.
     “GAAP” means generally accepted United States accounting principles as have been consistently applied by Sellers.
     “G-III” is defined in Section 3.27.
     “Gift Card Holdback Amount” is defined in Section 2.3.
     “Gift Card Item” is defined in Section 5.18(a).
     “Gift Card Statement” is defined in Section 5.18(a).
     “Governmental Authority” means any: (a) nation, state, county, city, district or other similar jurisdiction of any nature; (b) federal, state, local or foreign government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, commission, bureau, instrumentality, department, official, entity, court or tribunal); (d) multi-national organization or body; or (e) body or other Person directed by Applicable Law to exercise any arbitrative, administrative, executive, judicial, legislative, police, regulatory or Taxing authority or power.
     “Hazardous Substance” means any pollutant, contaminant, hazardous substance, hazardous waste or petroleum or fraction thereof, and any other chemical, waste, substance or material regulated by any Environmental Law.
     “Improvements” is defined in Section 3.14.
     “Indemnifying Party” is defined in Section 8.5(a).
     “Initial Claim Notice” is defined in Section 8.5(a).
     “Initial Purchase Price” is defined in Section 2.1.
     “Intellectual Property” means any trademark, service mark, trade name, trade dress, goodwill, patent, copyright, design, logo, formula, invention (whether or not patentable or reduced to practice), concept, domain name, website, trade secret, know-how, confidential information, mask work, product right, software, technology or other intangible asset of any nature, whether in use, under development or design or inactive (including any registration, application or renewal regarding any of the foregoing).
     “Intercompany Service” means any service provided or received by any Seller or any of its Affiliates to or from any Seller or any of its Affiliates that are consistent with the types of services customarily provided or received between a company and its Affiliates, including human resources, Tax, accounting, legal, risk management and similar administrative services.
     “IRS” means the United States’ Internal Revenue Service.
     “JDA” is defined in Section 5.22.
     “Knowledge” has the following meaning: (a) an individual will have “Knowledge” of a particular fact or other matter if such individual is actually consciously aware of such fact or matter; and (b) a Person, other than an individual, will have “Knowledge” of a particular fact or other matter if any individual who is serving as a director or officer (or similar executive) of such Person currently has Knowledge, as stated in clause (a) above, of such fact or other matter.
     “Landlord Payment Schedule” is defined in Section 2.3.
     “Landlord Retention Amount” is defined in Section 2.3.
     “Leased Real Property” is defined in Section 3.14.
     “Lender Release” is defined in Section 7.1(a).
     “Liability” means any existing liability or obligation of any nature, whether accrued, absolute, contingent, direct or indirect, perfected, inchoate, unliquidated or otherwise (including any obligation under any Contract).
     “License Period” is defined in Section 5.11(c)(1).
     “Licensed Software” is defined in Section 5.23.
     “Licensed Software Improvements” is defined in Section 5.23.
     “Loss” and “Losses” are defined in Section 8.2(a).
     “Major Contract” is defined in Section 3.10(a).
     “Mark” is defined in Section 5.11(c)(2).
     “Material Adverse Effect” means any event or condition that, individually or in the aggregate, has had or is reasonably likely to have a materially adverse effect on the Outlet Business, taken as a whole, or the ability of the Sellers to perform their obligations under this Agreement, except that none of the following will be deemed to constitute, and none of the following will be taken into account in determining the occurrence (or possible occurrence) of a Material Adverse Effect: (a) the reaction (including subsequent actions) of any Person not a Party to any transaction contemplated herein; (b) any event or condition generally affecting any of the industries in which Sellers operate, the United States economy as a whole or any foreign economy in any location that materially affects the Outlet Business, provided that such events or conditions in this clause do not have a materially disproportionate effect on the Outlet Business (relative to other participants in the Sellers’ industry); (c) any national or international political or social event or condition, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, provided that such events or conditions in this clause do not have a materially disproportionate effect on the Outlet Business (relative to other participants in the Sellers’ industry); (d) any financial, banking or securities market (including any disruption thereof or any decline in the price of any security or any market index); or (e) any compliance with any term of, or the taking of any action required by, this Agreement.
     “Multiemployer Plan” has the meaning given in section 3(37) of ERISA.
     “Non-Prevailing Party” is defined in Section 2.4(d).
     “Notice of Disagreement” is defined in Section 2.4(b).
     “On-Hand Inventory” is defined in Section 3.11(c).
     “Order” means any order, writ, injunction, decree, judgment, award or determination, whether or not exclusive to the applicable Person, of or from any Governmental Authority.
     “Ordinary Course of Business” means any action (which includes, for this definition, any failure to take action), condition, circumstance or status of or regarding a Person that is: (a) consistent with the past practices of such Person and is taken or exists in the ordinary course of the normal operations of such Person; or (b) similar in nature and magnitude to actions customarily taken (or not taken) without any specific authorization by the board of directors (or by any Person or group of Persons exercising similar authority) of such Person.
     “Organizational Document” means, for any Person: (a) the articles or certificate of incorporation, formation or organization (as applicable) and the by-laws or similar governing document of such Person; (b) any limited liability company agreement, partnership agreement, operating agreement, shareholder agreement, voting agreement, voting trust agreement or similar document of or regarding such Person; (c) any other charter or similar document adopted or filed in connection with the incorporation, formation, organization or governance of such Person; (d) any Contract regarding the governance of such Person or the relations among any of its equity holders with respect to such Person; or (e) any amendment to any of the foregoing.
     “Other Indemnified Person” means, for any Person, such Person’s Affiliates and each of such Person’s and each of such Affiliate’s stockholders, officers, directors, partners, members, governors, managers, employees, agents and successors and assigns.
     “Outlet Business” means Sellers’ business of selling leather outerwear, accessories and apparel through the outlet stores listed in Exhibit 10 which, as used in this Agreement, includes Sellers’ e-commerce business for the sale of leather outerwear, accessories and apparel.
     “Outlet Store” means an outlet store listed on Exhibit 10.
     “Parent” is defined in the first paragraph of this Agreement.
     “Party” means any Seller or Buyer.

     “Permit” means any license or permit from a Governmental Authority.
     “Permitted Acquired Business” is defined in Section 5.8(b)(1).
     “Permitted Encumbrance” means any: (a) Encumbrance listed in the Disclosure Schedule or reflected or disclosed in any of the Financial Information; (b) Encumbrance for any Tax, assessment or other governmental charge that is not yet due and payable or that may thereafter be paid without interest or penalty; (c) Encumbrance arising under any original purchase price conditional sales contract or equipment lease; (d) easement, covenant, condition or restriction of public record identified in the Disclosure Schedule; (e) pledge or deposit to secure any obligation under any workers or unemployment compensation law or to secure any other public or statutory obligation; (f) mechanic’s, materialmen’s, landlord’s, carrier’s, supplier’s or vendor’s lien or similar Encumbrance arising or incurred in the Ordinary Course of Business of the applicable Person that secures any amount that is not overdue for a period of more than 90 days; or (g) other imperfection of title or license or other Encumbrance, if any, that does not materially impair the use or operation of any asset to which it relates in the conduct of the business of the applicable Person as presently conducted.
     “Permitted Investment” is defined in Section 5.8(b)(1).
     “Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or any other business entity or association or any Government Authority.
     “Plan” means an “employee benefit plan” (as such term is defined in section 3(3) of ERISA) and any employment, severance, retention, change in control, incentive (equity or otherwise), deferred compensation, vacation, holiday, sick leave, fringe benefit, educational assistance, flexible spending or other compensatory agreement, plan, program or arrangement that is not an “employee benefit plan” as so defined.
     “Prepaid Item” is defined in Section 2.4(i).
     “Prevailing Party” is defined in Section 2.4(d).
     “Principally Related to the Outlet Business” means, with respect to any item (whether tangible, intangible or mixed), event or condition, that such item, event or condition is primarily (other than any immaterial or minor occasional exception) used, possessed, derived or in existence with respect to the Outlet Business, which includes certain operations at Sellers Headquarters and Sellers Distribution Facility.
     “Proceeding” means any action, arbitration, audit, demand, hearing, inquiry, investigation, litigation, proceeding or suit in each case (other than arbitration) that is or is to be commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.
     “Prohibited Transaction” has the meaning given in section 406 of ERISA and 4975 of the Code.
     “Projections” is defined in Section 3.25.

     “Purchase Price” is defined in Section 2.1.
     “Real Property Lease” is defined in Section 3.14.
     “Real Property Lease Tax” means any ad valorem Tax regarding real estate that is a direct or indirect obligation pursuant to the terms of a Real Property Lease.
     “Reconciliation” is defined in Section 5.27(a).
     “Register Cash” is defined in Section 1.1(a)(5).
     “Reimbursable Amount” is defined in Section 5.18(a).
     “Restricted Area” is defined in Section 5.8(a)(1)(B).
     “Restricted Business” is defined in Section 5.8(a)(1)(A).
     “SEC” means the Securities and Exchange Commission.
     “Seller” is defined in the first paragraph of this Agreement.
     “Seller Collateral” is defined in Section 5.14.
     “Seller Plan” means a Plan that is made or maintained with or for the benefit of or otherwise covers one, or more than one, individual who may become a Transferred Employee (or any beneficiary or dependent of any such individual).
     “Sellers Distribution Facility” means the distribution facility of Parent and its Affiliates located at 7401 Boone Ave. N., Brooklyn Park, Minnesota.
     “Sellers Headquarters” means the headquarters and office facility of Parent and its Affiliates located at 7401 Boone Ave. N., Brooklyn Park, Minnesota.
     “Settlement Payment Amount” is defined in Section 5.30.
     “Special Representation” is defined in Section 8.3(e).
     “Statement” is defined in Section 2.4(a).
     “Subject Landlords” is defined in Section 5.30.
     “Sublease Agreement” is defined in Section 6.2(k).
     “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or other interests, having by their terms ordinary voting power to elect a majority of the board of directors of such other Person (or others performing similar functions with respect to such other Person), is directly or indirectly owned or controlled by such first Person or by any one or more of such first Person’s Subsidiaries.
     “Target Transferred Inventory” is defined in Section 2.4(g).

     “Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, fine, penalty or similar addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
     “Tax Benefit” is defined in Section 8.6(a).
     “Tax Return” means any return, declaration, report, filing, claim for refund or information return or statement relating to any Tax, including any schedule or attachment thereto and including any amendment thereof.
     “Third Party Claim” is defined in Section 8.5(a).
     “Threatened” means, with respect to any matter, that a demand, notice or statement has been made or given, in writing or otherwise, that states that such matter is being or will be asserted, commenced, taken or otherwise pursued.
     “Total Reimbursable Amount” is defined in Section 5.18(a).
     “Trademark Assignment” is defined in Section 6.2(b).
     “Transaction Confidentiality Agreement” is defined in Section 5.16.
     “Transfer Tax” is defined in Section 5.7.
     “Transferred Employee” is defined in Section 5.5(a)(2).
     “Transferred Employee Leave Obligation” is defined in Section 1.1(c)(2).
     “Transferred Inventory” is defined in Section 2.4(h).
     “Transition Period” is defined in Section 5.5(h).
     “Transition Services Agreement” is defined in Section 5.12.
     “Undelivered Inventory” is defined in Section 1.1(a)(3).
     “Vendor Loss Holdback Amount” is defined in Section 2.3.
     “Vendor Loss Statement” is defined in Section 5.26(a).
     “Vendor Losses” is defined in Section 5.26(a).

     “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.
* * * * *
[Signature Pages Follow]

     IN WITNESS WHEREOF, each Party has executed this Asset Purchase Agreement effective as of the date first written above.

Wilsons The Leather Experts Inc.		AM Retail Group, Inc.

By:	/s/ Stacy Kruse	By:	/s/ Michael Brady

Name:	Stacy A. Kruse	Name:	Michael Brady
Title:	Chief Financial Officer and Treasurer	Title:	Vice President and Controller

Rosedale Wilsons, Inc.		Wilsons Leather of Delaware Inc.

By:	/s/ Stacy Kruse	By:	/s/ Stacy Kruse

Name:	Stacy A. Kruse	Name:	Stacy A. Kruse
Title:	Chief Financial Officer and Treasurer	Title:	Chief Financial Officer and Treasurer

River Hills Wilsons, Inc.		Wilsons Leather of Florida Inc.

By:	/s/ Stacy Kruse	By:	/s/ Stacy Kruse

Name:	Stacy A. Kruse	Name:	Stacy A. Kruse
Title:	Chief Financial Officer and Treasurer	Title:	Chief Financial Officer and Treasurer

Wilsons Leather Direct Inc.		Wilsons Leather of Georgia Inc.

By:	/s/ Stacy Kruse	By:	/s/ Stacy Kruse

Name:	Stacy A. Kruse	Name:	Stacy A. Kruse
Title:	Chief Financial Officer and Treasurer	Title:	Chief Financial Officer and Treasurer

Wilsons Leather of Alabama Inc.		Wilsons Leather of Indiana Inc.

By:	/s/ Stacy Kruse	By:	/s/ Stacy Kruse

Name:	Stacy A. Kruse	Name:	Stacy A. Kruse
Title:	Chief Financial Officer and Treasurer	Title:	Chief Financial Officer and Treasurer

[Signature Page to Asset Purchase Agreement]

Wilsons Leather of Connecticut Inc.		Wilsons Leather of Iowa Inc.

By:	/s/ Stacy Kruse	By:	/s/ Stacy Kruse

Name:	Stacy A. Kruse	Name:	Stacy A. Kruse
Title:	Chief Financial Officer and Treasurer	Title:	Chief Financial Officer and Treasurer

Wilsons Leather of Louisiana Inc.		Wilsons Leather of New Jersey Inc.

By:	/s/ Stacy Kruse	By:	/s/ Stacy Kruse

Name:	Stacy A. Kruse	Name:	Stacy A. Kruse
Title:	Chief Financial Officer and Treasurer	Title:	Chief Financial Officer and Treasurer

Wilsons Leather of Maryland Inc.		Wilsons Leather of New York Inc.

By:	/s/ Stacy Kruse	By:	/s/ Stacy Kruse

Name:	Stacy A. Kruse	Name:	Stacy A. Kruse
Title:	Chief Financial Officer and Treasurer	Title:	Chief Financial Officer and Treasurer

Wilsons Leather of Massachusetts Inc.		Wilsons Leather of North Carolina Inc.

By:	/s/ Stacy Kruse	By:	/s/ Stacy Kruse

Name:	Stacy A. Kruse	Name:	Stacy A. Kruse
Title:	Chief Financial Officer and Treasurer	Title:	Chief Financial Officer and Treasurer

Wilsons Leather of Michigan Inc.		Wilsons Leather of Ohio Inc.

By:	/s/ Stacy Kruse	By:	/s/ Stacy Kruse

Name:	Stacy A. Kruse	Name:	Stacy A. Kruse
Title:	Chief Financial Officer and Treasurer	Title:	Chief Financial Officer and Treasurer

[Signature Page to Asset Purchase Agreement]

Wilsons Leather of Mississippi Inc.		Wilsons Leather of Pennsylvania Inc.

By:	/s/ Stacy Kruse	By:	/s/ Stacy Kruse

Name:	Stacy A. Kruse	Name:	Stacy A. Kruse
Title:	Chief Financial Officer and Treasurer	Title:	Chief Financial Officer and Treasurer

Wilsons Leather of Missouri Inc.		Wilsons Leather of South Carolina Inc.

By:	/s/ Stacy Kruse	By:	/s/ Stacy Kruse

Name:	Stacy A. Kruse	Name:	Stacy A. Kruse
Title:	Chief Financial Officer and Treasurer	Title:	Chief Financial Officer and Treasurer

Wilsons Leather of Tennessee Inc.		Wilsons Leather of Wisconsin Inc.

By:	/s/ Stacy Kruse	By:	/s/ Stacy Kruse

Name:	Stacy A. Kruse	Name:	Stacy A. Kruse
Title:	Chief Financial Officer and Treasurer	Title:	Chief Financial Officer and Treasurer

Wilsons Leather of Texas Inc.		Wilsons Leather of Virginia Inc.

By:	/s/ Stacy Kruse	By:	/s/ Stacy Kruse

Name:	Stacy A. Kruse	Name:	Stacy A. Kruse
Title:	Chief Financial Officer and Treasurer	Title:	Chief Financial Officer and Treasurer

Wilsons Leather Holdings Inc.		Bermans The Leather Experts Inc.

By:	/s/ Stacy Kruse	By:	/s/ Stacy Kruse

Name:	Stacy A. Kruse	Name:	Stacy A. Kruse
Title:	Chief Financial Officer and Treasurer	Title:	Chief Financial Officer and Treasurer

[Signature Page to Asset Purchase Agreement]